PRELIMINARY PROXY STATEMENT

              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON MARCH 5, 2001

================================================================================

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
       [X] Preliminary Proxy Statement
       [_] Confidential, For Use of the Commission Only (as permitted by
            Rule 14a-6 (e) (2))
       [_] Definitive Proxy Statement
       [_] Definitive Additional Materials
       [_] Soliciting Material Under Rule 14a-12


                              HERCULES INCORPORATED
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
--------------------------------------------------------------------------------
    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

       [X] No fee required.
       [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.

1)         Title of each class of securities to which transaction applies:

           --------------------------------------------------------------------

2)         Aggregate number of securities to which transaction applies:

           --------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           --------------------------------------------------------------------

4)         Proposed maximum aggregate value of transaction:

           --------------------------------------------------------------------

5)         Total fee paid:

           --------------------------------------------------------------------


      [_] Fee paid previously with preliminary materials:

           --------------------------------------------------------------------

      [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)         Amount previously paid:
2)         Form, Schedule or Registration Statement No.:
3)         Filing Party:
4)         Date Filed:


================================================================================


NY2:\1005757\13\lk1p13!.DOC\54104.001803/04/01

                PRELIMINARY PROXY MATERIALS DATED MARCH 5, 2001
                              SUBJECT TO COMPLETION


                                 PROXY STATEMENT

                    OF INTERNATIONAL SPECIALTY PRODUCTS INC.

                           --------------------------

                     2001 ANNUAL MEETING OF THE STOCKHOLDERS

                            OF HERCULES INCORPORATED

                           --------------------------


                     We are sending this proxy statement to you as one of the holders of common stock, $25/48 stated value per share, of Hercules Incorporated, a Delaware corporation, in connection with our solicitation of your proxy for use at the 2001 Annual Meeting of the Stockholders of Hercules scheduled for _____ A.M., local time, on Thursday, April 26, 2001, at _________________________________________ and at any adjournments or postponements thereof. We are International Specialty Products Inc., a Delaware corporation, and beneficially own approximately 9.98% of Hercules' outstanding shares of common stock.

                     We are soliciting your proxy to vote on the following proposals at the 2001 Annual Meeting:

           o THE ELECTION OF OUR NOMINEES, Samuel J. Heyman, Sunil Kumar, Gloria Schaffer and Raymond Troubh, as directors of Hercules in the class with a three-year term continuing until the 2004 Annual Meeting;

           o THE DIRECTOR ELECTION BYLAW AMENDMENT, which would amend the Bylaws of Hercules so that there will be no question that directors shall be elected by a plurality vote of the shares present in person or by proxy and entitled to vote;

           o THE POISON PILL BYLAW PROPOSAL, to adopt a new Bylaw that would require the Hercules Board of Directors to redeem the rights distributed under the Company's "Poison Pill" Rights Agreement, dated as of August 4, 2000, terminate such Rights Agreement and not adopt any new rights agreement unless approved by the stockholders;

           o THE SECTION 203 BYLAW PROPOSAL, to adopt a new Bylaw that would become effective in 12 months to cause Hercules to opt out of Section 203 of the Delaware General Corporation Law, which restricts certain transactions with a greater than 15% stockholder not approved by the Board;

           o THE BYLAW REPEAL PROPOSAL, to repeal any Bylaw amendments that may be adopted unilaterally by the Hercules Board between March 29, 2000 and the date of the 2001 Annual Meeting, in order to minimize any attempt by the Hercules Board to frustrate the consideration or implementation of our proposals; and

           o THE OMNIBUS PROPOSAL, a resolution to set the order in which our proposals will be voted upon at the 2001 Annual Meeting.

We refer to the proposed election of the ISP nominees and the other proposals described above collectively as the "Proposals."

THIS PROXY STATEMENT AND THE BLUE PROXY CARD ARE FIRST BEING FURNISHED TO STOCKHOLDERS ON OR ABOUT MARCH __, 2001.

WE URGE YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES AND THE ADOPTION OF OUR PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

IF YOU HAVE ALREADY SENT A WHITE PROXY CARD TO THE HERCULES DIRECTORS, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE ELECTION OF HERCULES NOMINEES AND PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE 2001 ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE 2001 ANNUAL MEETING TO [SOLICITATION AGENT] OR TO THE SECRETARY OF HERCULES, OR BY VOTING IN PERSON AT THE 2001 ANNUAL MEETING. SEE "VOTING PROCEDURES" ON PAGE ___.

                          REASONS FOR THE SOLICITATION

                     We are asking you to elect our nominees and adopt our Proposals in order to:

           o elect representatives with a strong ownership interest and orientation, who are committed to maximize value for all Hercules stockholders;

           o          bring about the prompt sale of the Company; and

           o remove unwarranted barriers to offers for your shares, so that you can make your own decisions.



HERCULES' PERFORMANCE HAS BEEN IN OUR VIEW DISASTROUS.

                     The performance of Hercules in our view has been disastrous for stockholders. We need only point out that Hercules' stock price has lost nearly 80% of its value in the last five years. In addition, the Company's performance has gone from bad to worse, consistently failing to meet its own earnings expectations, and even reporting a loss of $6 million in its latest fiscal quarter. Moreover, despite management's commitment to maintain it, your dividend was first cut and then eliminated.

HERCULES BOARD HAS, WE BELIEVE, DISREGARDED THE INTERESTS OF ITS STOCKHOLDERS.

                     The Hercules Board has entrenched itself over time by erecting a fortress of anti-takeover defenses, and we believe that the Board may feel less urgency than you do with respect to the fate of your investment. Consider this - in October 2000, we proposed to purchase 25 million additional shares of Hercules stock for $17.50 per share in cash, a premium of almost 50% over the closing price on the day before our Hercules share ownership was first publicly announced. We made this offer because we believe in the Company's inherent value. However, because of the Company's anti-takeover defenses, our offer required Board consent and despite repeated requests that Hercules permit us to proceed, the Board refused to do so. While the incumbent Board refused to permit our proposal to go forward, it wasted no time adding a poison pill to its defensive arsenal. This act defied the will of Hercules stockholders who had adopted a proposal to redeem Hercules' previous poison pill in 1992.

IN ORDER TO REALIZE ITS INHERENT VALUE, WE BELIEVE THAT THE HERCULES BOARD MUST PROMPTLY PURSUE A SALE OF THE COMPANY.

                     Management wasted valuable time last year pursuing a flawed restructuring strategy. Despite our urging a prompt sale of the Company, it was not until late November that the Company realized we were right and began to pursue a sale. Notwithstanding its sale announcement, the Company's performance continues to deteriorate and no sale of the Company is in sight.

WE ARE ASKING YOU TO ELECT A SLATE OF DIRECTORS WITH A STRONG OWNERSHIP INTEREST AND ORIENTATION, COMMITTED TO MAXIMIZING VALUE FOR HERCULES STOCKHOLDERS.

                     As the beneficial owner of more than 10.7 million shares of Hercules common stock, we have an investment of $150 million at stake. Our interests are clearly aligned with yours. We want to maximize value for Hercules stockholders. In contrast, the four incumbent directors up for reelection this year collectively own less than 50,000 shares of Hercules stock, worth approximately only $700,000 at current market prices.

                     We seek the opportunity for our nominees to participate constructively as directors, and particularly with respect to any sale process involving Hercules. We are not seeking to control the Company. We have no special interest. Rather, our concern is to safeguard stockholder interests and help ensure that a sale be executed in an efficient and timely manner for the best price. Had Hercules and its Board acted regarding our requests to remove unwanted barriers to offers for your shares and adopted our recommendations on a timely basis to move forward promptly with the sale of the Company, we would not be seeking the representation of our nominees on the Hercules Board. In our view, the entrenchment of this Board and the use of the variety of anti-takeover devices they maintain have not served the interests of the stockholders and raises serious question as to whether the incumbent directors can provide the best solution to the Company's problems. Their record speaks for itself.

                     --------------------------------------


               QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

Q:      WHO IS SOLICITING YOUR PROXY?

A: We are International Specialty Products Inc. ("ISP"), a New York Stock Exchange listed, multinational manufacturer of specialty chemicals and mineral products. As of the date of this proxy statement, we are the largest stockholder of the Company and beneficially own 10,719,200 shares of Hercules common stock, representing approximately 9.98% of the outstanding shares. For more information on the participants in our proxy solicitation, please see "Certain Information Concerning the Participants" on page ___.

Q:      IS KEEPING THE INCUMBENT BOARD IN PLACE IN YOUR BEST INTERESTS?

A: The Hercules Board has failed in our view to safeguard the value of your investment in Hercules. Consider the record which continues to go from bad to worse:

        o Hercules' stock price has lost nearly 80% of its value in the last five years, wiping out more than $5.5 billion in stockholder value;

        o As recently as last year, Hercules first cut and then totally eliminated your dividend despite assurances that the dividend would be maintained;

        o Hercules' $3.1 billion acquisition of BetzDearborn in 1998 was characterized as a "strategic blunder." A well recognized trade publication even compared managing Hercules after this "bad deal" with "walk[ing] onto the Titanic;"

        o Based on total return to shareholders over the past one, three, five and 10 years, Hercules was recently ranked 6th worst out of 1,000 public companies by The Wall Street Journal;

        o       Hercules' debt recently was downgraded by Standard & Poor's; and

        o Hercules recorded a net loss of $6 million dollars, excluding nonrecurring items, in its latest fiscal quarter failing once again to meet expectations.

        In view of this record, ask yourself, can I rely on the current Board to protect my interests and deliver value to stockholders? Keeping the incumbent Board in place, we believe, is not in the best interests of Hercules stockholders. Electing our nominees will send a strong message that stockholders are dissatisfied with the performance of the incumbent Board, its disregard for stockholder interests and the lack of progress in the sale process.

Q: WHY SHOULD THE INCUMBENT DIRECTORS REMAIN IN OFFICE EVEN IF THEY RECEIVE FEWER VOTES THAN OUR NOMINEES?

A: Hercules claims that its Bylaws require that any director nominee must receive the affirmative vote of the holders of a majority of all shares issued and outstanding to be elected, instead of the greatest number of votes actually cast at the 2001 Annual Meeting (a plurality vote). This would mean that even if each ISP nominee receives 50,000,000 votes and each incumbent receives 10,000,000 votes, the incumbents would retain their seats on the Board because our nominees would not have received the majority vote of all outstanding shares.

        This voting requirement, we believe, is not only highly unusual but also disenfranchises stockholders and is inconsistent with good corporate governance. We do not know of any other public company that has such a provision. In our view, the Hercules Bylaws, as interpreted by the Company, serve as a mechanism to entrench the current Board, because if no nominee receives a majority vote of the outstanding shares, the incumbent directors would remain in place beyond their three-year term, even if our nominees received a plurality vote.

        Based on the reasons set forth in this proxy statement under "Vote Required," we believe that our nominees should be elected as directors if they receive the greatest number of votes cast. We are also proposing to amend the Hercules Bylaws so that there will be no question that directors may be elected by a plurality vote.

Q:      WHO ARE THE ISP NOMINEES?

A: In addition to Mr. Heyman, the Chairman of ISP's Board, and Mr. Kumar, President and Chief Executive Officer of ISP, our nominees include two independent persons who are not affiliated with ISP - Raymond Troubh and Gloria Schaffer. Mr. Troubh has broad financial experience, with over 25 years in financial consulting, which includes serving as a general partner at Lazard Freres & Co. Mr. Troubh also served as a governor of the American Stock Exchange. In addition, Mr. Troubh has served as a member of the board of directors of eight public companies - including Starwood Hotels Resorts, Inc., Triarc Companies, Inc. and WHX Corporation. Gloria Schaffer has served in a number of high profile government positions including the Secretary of State and the Commissioner of the Department of Consumer Protection of the State of Connecticut and a Member of the Civil Aeronautics Board. If elected to the Hercules Board, each ISP nominee would act in accordance with his or her fiduciary duties to Hercules stockholders with respect to any action that he or she takes as a director. We have no reason to believe that any of our nominees will be disqualified or unable or unwilling to serve if elected. However, if any of our nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

Q:      WHY DOES HERCULES HAVE SO MANY ANTI-TAKEOVER DEFENSES?

A: Hercules has entrenched itself over time with a fortress of anti-takeover defenses which the Board can use to block a change-in-control transaction. Ask yourself whether these devices are in your best interest:

        o The Hercules poison pill effectively prevents the acquisition of 10% or more of Hercules' outstanding shares without Board approval. The pill, with a 10% threshold, was adopted hastily after we disclosed our ownership interest in the Company, despite the fact that Hercules stockholders had rejected an earlier 20% threshold poison pill;

        o Hercules directors serve staggered terms, preventing any independent stockholder or group of stockholders from gaining a majority of the seats on the Hercules Board in a single year;

        o Hercules claims that its Bylaws require directors to be elected by a majority of all issued and outstanding shares, creating a higher voting requirement than the typical plurality requirement used by most public companies. This can result in the incumbent directors remaining in office even in the event they receive fewer votes than opposing nominees; and

        o any merger or consolidation of Hercules with a 10% or greater stockholder who has purchased additional shares will require an

                80% stockholder approval, unless the transaction is approved by the current directors or their hand-picked successors.

        As if this were not enough, your Board has additional anti-takeover protections, including "blank check" preferred stock, an 80% supermajority vote requirement to amend certain protective Bylaws and the ability to add directors without stockholder approval. In addition, the Board has refused to exempt itself from the anti-takeover provisions of Section 203 of the Delaware General Corporations Law.

        Why does the Board need so many barriers? You do not need to be "protected" from making your own decision to sell your shares. YOU should have the ultimate right to decide. Our nominees, subject to their fiduciary duties, will advocate that the Board remove unwarranted barriers to offers for your shares, so that you can make your own decisions.

Q:      WHY SHOULD YOU VOTE TO TERMINATE THE POISON PILL RIGHTS AGREEMENT?

A: The Rights Agreement, we believe, is harmful to your interests. These poison pill rights serve as a powerful anti-takeover defense by making it prohibitively expensive to acquire 10% or more of Hercules' common stock without Board approval. The Hercules poison pill is in our view yet another takeover barrier erected by the Company to frustrate transactions which can be in your interest. It provides the Hercules Board with the unilateral power to block offers which you may want to accept.

        Hercules stockholders have already voiced their strong opposition to poison pills. In 1992, a non-binding proposal to redeem Hercules' then-existing 20% threshold poison pill or submit it to a binding stockholder vote was approved by stockholders at the Hercules Annual Meeting. Despite this stockholder mandate, the Hercules Board refused to terminate the pill for three years and never put it to a definitive vote. Last year, without consulting stockholders, the Hercules Board rushed to adopt a new poison pill, less than two weeks after ISP had publicly announced its ownership position in Hercules. The Hercules Board adopted this new poison pill with a low 10% threshold, we believe, to deter us or anyone else from increasing their ownership interest in the Company.

        You do not need to be "protected" from making your own decision to sell your shares. YOU should have the ultimate right to decide. Since the Board has chosen to defy the clear wishes of stockholders as expressed in the 1992 vote, our Poison Pill Bylaw Proposal would leave nothing to chance - it would require the Hercules Board to redeem the Rights, terminate the Rights Agreement, and not adopt any new rights agreement unless approved by the stockholders. The termination of the poison pill eliminates a significant barrier to offers to purchase Hercules shares, which you and other stockholders may well choose to accept.

Q:      DOES ISP PLAN TO SEEK CONTROL OF HERCULES?

A: We have no intention to seek control of the Company. Our nominees, if elected, will not constitute a majority of the Hercules Board and accordingly will not be able to control the actions of the Board. If a sale of the Company does not take place, we may at a future time ask you to elect additional nominees that, together with the ISP nominees, would constitute a majority of the Hercules Board.

        We continue to be interested in increasing our ownership position in Hercules. In October 2000, we made a proposal to purchase 25 million additional Hercules shares for $17.50 per share in cash. Despite our repeated requests, the Hercules Board refused to exempt our offer from its poison pill. This refusal was especially suprising to us given the multitude of takeover defenses the Company has erected and our willingness to enter into appropriate standstill provisions to address the Company's concerns about our ownership position.

Q:      WHY ARE YOU PROPOSING TO REPEAL BYLAWS ADOPTED BY THE HERCULES BOARD?

A: We propose to repeal any Bylaw amendments adopted by Hercules Board without stockholder approval between March 29, 2000 and the conclusion of the 2001 Annual Meeting. We are not aware of any amendments made between March 29, 2000 and now. Based upon previous Hercules Board actions, we believe that any Bylaw amendments unilaterally adopted by the Hercules Board prior to the conclusion of the 2001 Annual Meeting are likely to be aimed at frustrating our proposals and therefore, are not likely to be in the best interests of Hercules stockholders. Any Bylaw amendments validly adopted by the Hercules Board prior to the conclusion of the 2001 Annual Meeting would remain in effect unless and until our proposal to repeal such Bylaws is adopted. If the Hercules Board unilaterally adopts any such Bylaw amendments before the conclusion of the 2001 Annual Meeting, it will have an opportunity to inform stockholders of what the Board believes are the benefits of these amendments and to attempt to persuade stockholders to vote against this proposal.

Q:      WHO CAN VOTE AT THE 2001 ANNUAL MEETING?

A: If you owned Hercules shares on March 6, 2001 (the "Record Date"), you have the right to vote at the 2001 Annual Meeting. As of the close of business on the Record Date, we believe that there were [107,434,824] shares of common stock of Hercules issued and outstanding and entitled to vote. Stockholders have one vote for each share of common stock they own with respect to all matters to be considered at the 2001 Annual Meeting.

Q: HOW MANY SHARES MUST BE VOTED IN FAVOR OF OUR OTHER PROPOSALS FOR THEM TO BECOME EFFECTIVE?

A: Our proposals, other than for the election of our nominees (as discussed above), can be adopted by the following votes:

        Amendment of the Voting Requirement to Elect Directors -- The adoption of our Director Election Bylaw Amendment will require the affirmative vote of the holders of at least 80% of all shares issued and outstanding and entitled to vote at the 2001 Annual Meeting.

        Section 203 Bylaw Proposal -- The adoption of our Section 203 Bylaw Proposal will require the affirmative vote of the holders of a majority of all shares issued and outstanding and entitled to vote at the 2001 Annual Meeting.

        Other Proposals -- The adoption of each of our Poison Pill Bylaw Proposal, Bylaws Repeal Proposal and Omnibus Proposal will require the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2001 Annual Meeting.

Q:      WHAT SHOULD YOU DO TO VOTE?

A: Sign, date and return the enclosed BLUE Proxy card TODAY in the envelope provided. For more information on how to vote your shares, please see "Voting Procedures" on page ___.

Q:      WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A:      Please call ___________________ toll free at ____________.

--------------------------------------------------------------------------------
                                    IMPORTANT

                     PLEASE REVIEW THIS DOCUMENT AND THE ENCLOSED MATERIALS CAREFULLY. YOUR VOTE IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Proxy Card to _____________________ in the postage-paid envelope provided today.

2. If you have previously signed and returned a WHITE proxy card to Hercules, you have every right to change your vote. Only your latest dated card will count. You may revoke any WHITE proxy card already sent to Hercules by signing, dating and mailing the enclosed BLUE Proxy Card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2001 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2001 Annual Meeting to _____________________ or the Secretary of Hercules, or by voting in person at the 2001 Annual Meeting.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Proxy Card to be issued representing your shares.

4. After signing the enclosed BLUE Proxy Card, do not sign or return the WHITE proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

                     If you have any questions about giving your proxy or require assistance, please call:

                                [NAME/ADDRESS OF
                                PROXY SOLICITOR]

                         Call Toll-Free: ______________
              Banks and Brokerage Firms Call Collect: _____________

--------------------------------------------------------------------------------

                          BACKGROUND AND RECENT EVENTS

                     ISP began purchasing shares of Hercules common stock in January 2000 because we believed that the shares of the Company were substantially undervalued. On July 24, 2000, we filed a Schedule 13D with respect to our beneficial ownership of approximately 9.99% of the outstanding common stock of Hercules and informed the Company's former Chairman and CEO, Vincent Corbo, that we wished to increase our ownership position and were filing a Hart-Scott-Rodino application seeking permission to do so.

                     On August 1, 2000, Hercules released its second quarter 2000 earnings, which reported that net income had fallen 71% from the previous quarter.

                     On August 4, 2000, less than two weeks after we filed our
Schedule 13D, the Hercules Board adopted the poison pill Rights Agreement. The Board, in taking this action, defied the wishes of Hercules stockholders as evidenced by the adoption of a non-binding proposal to redeem Hercules' previous pill in 1992. The poison pill serves as a powerful anti-takeover device by making it prohibitively expensive to acquire 10% or more of Hercules' common stock without Board approval.

                     On August 25, 2000, Hercules announced that it was reducing its quarterly dividend from $0.27 to $0.08 per share. The dividend was totally eliminated on November 14, 2000.

                     On October 11, 2000, Mr. Heyman proposed that ISP commence a tender offer for 25 million shares of Hercules common stock at $17.50 per share in cash. This price represented a premium of over 22% based on the Hercules closing price of $14.31 per share on October 10, 2000, and an almost 50% premium over the Hercules closing price of $11.75 per share on July 21, 2000, the day before our first public filing stating that we had acquired a 9.9% interest in Hercules. In connection with ISP's proposal, Mr. Heyman delivered the following letter to the Board on October 11, 2000, encouraging the Board to abandon management's restructuring plan.

               Dear Hercules Board member:

                         As you no doubt are aware, Vince Corbo and I have had a
               number of discussions in recent weeks regarding Hercules' restructuring program. In this regard, I was surprised to learn from Vince yesterday that, notwithstanding the recent Moody's downgrade of the Company's debt as well as other developments referred to below, Hercules does not intend to alter its current course. Parenthetically, the downgrade, coming at a particularly turbulent time in the high yield market (I am enclosing an October 10th, The Wall Street Journal article entitled, "Junk-Bond Prices Shrink As Investor Caution Grows," regarding this subject), will now result in a very costly refinancing for the Company -- thereby making it impossible for Hercules to achieve anywhere near the interest savings previously projected.

                         While Hercules' game plan may have made good sense when
               first adopted, we are convinced that adverse developments in recent months have now overtaken it. Accordingly, for Hercules to proceed now with a "too little, too late" program raises serious question as to whether the Company is pursuing a strategy which discriminates in favor of its creditors at the expense of its shareholders.

                         Consider these recent developments:

                        (1) Significant delays in asset dispositions, including the real possibility that FiberVisions will not be sold at this time;

                        (2)     Decline in growth forecasts for core operations;

                        (3) Reduction in size of acquisition program; (4) Significant decline in projected interest rate savings;

                        (5) Adverse impact of the euro, which is especially significant for Hercules given its substantial European presence;

                        (6)     Decline in overall earnings projections; and

                        (7)     Drastic dividend reduction.

                         In the face of these developments, it has become all
               too apparent to us that the course Hercules is now pursuing will not enhance shareholder value but erode it instead. What justification can there be for making asset divestitures which are earnings dilutive, and which in the end, because of the credit downgrade as well as other factors, will not be sufficient to enable Hercules to achieve sufficient financial flexibility to grow its remaining businesses at anywhere near the targets the Company established only several months ago? Under all the circumstances and given the fact that private sale values of specialty chemicals businesses are still robust and well above public trading values, we have come to the conclusion that the only practicable option for realizing Hercules' underlying values must involve the sale of the Company, in whole or in parts.

                         Also of serious concern to us is Hercules' apparent
               disregard for the interest of its shareholders, as demonstrated by its adoption of a "poison pill" on August 7th, which provides for a 10% trigger point. Significantly, the Board adopted this anti-shareholder provision little more than 2 weeks after we had notified Vince that we had acquired 9.9% of Hercules' shares, informing him at the same time that we wished to increase our ownership position and were filing a Hart-Scott Rodino application seeking permission to do so. Moreover, Hercules' refusal to eliminate or modify its "poison pill" in the face of our offer of a standstill agreement is further indicative of Hercules' anti-shareholder bias.

                         We are therefore requesting that the Hercules Board
               abandon its "too little, too late" approach and promptly entertain a sale of the Company while the time is still propitious. And the timing here is all the more important in light of the fact that Hercules is about to embark on a major refinancing, which we anticipate could become extremely expensive to unwind should Hercules decide to pursue a sale of the Company at a later time.

                         In the meantime, as an expression of our confidence in
               this proposed course of action and to provide those Hercules shareholders who wish to sell their shares now with an opportunity to do so at a 25% premium above the current market price, we are prepared to commence a tender offer for 25 million shares of Hercules common stock at $17.50 per share in cash. While we believe that Hercules' shares should be worth more, in a sale of the Company, than our tender offer price, this price represents an almost 50% premium over Hercules' closing price of $11.75 per share on July 21st, the day before ISP's 13D filing providing notice for the first time that it had acquired a 9.9% interest in Hercules. ISP's tender offer will not be subject to financing but will obviously require that the Hercules Board exempt our offer from the "poison pill" and approve ISP's purchase of shares for purposes of Section 203 of the Delaware General Corporation Law.

                         We are prepared to commence the tender offer promptly
               should you inform us that you will meet the above conditions. We would appreciate your timely response.

                                                    Sincerely,

                                                    /s/ Samuel J. Heyman

                     On October 11, 2000, Hercules issued a press release indicating that it had received ISP's letter and that the Board would consider ISP's proposal. Soon thereafter, on October 17, 2000, Vincent Corbo resigned as Chairman and CEO of Hercules and Thomas Gossage was named its new Chairman and CEO. Mr. Gossage stated that Hercules "will consider all strategic alternatives, as well as the proposal made by Mr. Heyman, based on our considered view of what is in the best interest of all Hercules shareholders." At the same time, Hercules announced that it did not expect to meet analysts earnings estimates for its third quarter ending September 30, 2000.

                     On November 28, 2000, Hercules announced that its Board had decided to consider the sale or merger of the Company. Mr. Gossage stated that "the best strategic path for the Company over the long-term is to become part of a larger enterprise" and that "moving forward on this path provides the maximum value and opportunity for our shareholders, employees and customers."

                     On January 18, 2001, Hercules announced that it had ended discussions on the sale of its FiberVisions Unit. Shortly thereafter, on January 23, 2001, Hercules debt was downgraded by Standard & Poor's.

                     After receiving no response to our proposal made on October 11, 2000, and in light of the adverse developments at the Company described above, on January 23, 2001, ISP reiterated its proposal to make an offer to purchase 25 million shares of Hercules common stock at a price of $17.50 per share in cash if, as requested by Mr. Heyman, the Hercules Board would exempt the offer from the poison pill and approve ISP's purchase of shares for purposes of Section 203 of the Delaware General Corporation Law. In connection with ISP's proposal, Mr. Heyman delivered the following letter to Mr. Gossage on January 23, 2001:

                Dear Tom:

                          Confirming yesterday's telephone conversation, I have
                reiterated ISP's interest in proceeding with its tender offer first proposed to the Hercules Board last October. Notwithstanding a number of adverse developments at the Company, as well as the substantial deterioration of the U.S. economy in recent months, we are still willing to proceed on the same basis -- at the original price of $17.50 per share in cash for 25 million shares of Hercules common stock.

                          Given the delay with respect to execution of the
                Company's program and uncertainty as to its outcome, we believe that a substantial number of Hercules shareholders may very well wish to avail themselves of the opportunity to sell their shares, or a portion thereof, at what amounts to a 30% premium above the current market price and an almost 50% premium over Hercules' closing price of $11.75 per share on July 21st, the day before ISP's 13D filing providing notice for the first time that it had acquired a 9.9% interest in Hercules. As we have stated earlier, ISP's tender offer will not be subject to financing but will obviously require that the Hercules Board exempt our offer from the "poison pill" and approve ISP's purchase of shares for purposes of Section 203 of the Delaware General Corporation Law. We are prepared to commence the tender offer promptly should you inform us that you will meet these conditions.

                          Finally, ISP's proposed course of action is perfectly
                consistent with Hercules' ongoing effort to maximize shareholder values. In this connection, you can always rely on the fact that we will be constructive with respect to any actions favorable to all Hercules shareholders. Moreover, time is of the essence here. As you know, Tom, we have been extremely patient due in no small measure to your reassurance to Hercules shareholders over recent months as well as our desire to be constructive. Now, of course, Hercules' continued optimistic prognostications over the past year have yet to be realized, the economic environment deteriorates with each passing day, and we must be allowed to proceed expeditiously so that we can hold the price in place.

                          I would appreciate your prompt response.

                          All the best.

                                                         Sincerely,

                                                         /s/ Samuel J. Heyman

                     After still receiving no response to our tender offer proposal made on October 11, 2000, and reiterated on January 23, 2001, Mr. Heyman delivered the following letter to Mr. Gossage on February 7, 2001:

                Dear Tom:

                          I am very disappointed that, notwithstanding our
                attempt to impress upon you the urgency that ISP be permitted to proceed with its tender offer, now more than two weeks later we still have not received your Board's response. Apparently, it has decided to await the results of Hercules' divestiture program, which we believe is a serious mistake. Moreover, as I indicated to you, it is just not realistic to expect us to keep our offer in place indefinitely, especially when the Company can clearly pursue its divestiture program while permitting our offer to go forward at the same time.

                          Unless you promptly communicate that we can proceed
                with the tender offer, we would now request that Hercules consider an alternative ISP initiative - which would be to amend the threshold for the Company's poison pill from the current 10% to 20% (the latter being a more customary threshold for companies with poison pills) and approve any party's purchase of shares up to the 20% threshold for purposes of Section 203 of the Delaware General Corporation Law. While you have indicated that you share our philosophic opposition to poison pills altogether, this more limited, compromise approach is designed to hopefully elicit your Board's prompt affirmative response and would at least permit ISP, or anyone else for that matter, to make purchases up to a 20% limitation.

                          If the Hercules Board refuses to take this action
                voluntarily, we intend to seek a vote of Hercules shareholders at this year's Annual Meeting to repudiate the Company's poison pill. In this connection, we believe that if the Company will not act responsibly, its shareholders should be able to decide. If you require us to proceed in this fashion, we are requesting that the Hercules Board include the various proposals in the attached letter in your proxy materials for this year's Annual Meeting. Should the Board refuse this request, the attached letter serves as formal notification pursuant to Section 14 of the Securities Exchange Act of 1934, which we have been advised must be provided no later than today.

                          As you can see, we have included a proposal whereby
                Hercules would opt out of the provisions of Section 203 of the Delaware General Corporation Law, as well as various housekeeping proposals, and have included a proposal relating to the methodology used to elect directors. In this later connection, we believe that Hercules Bylaws, which your Company claims require "the affirmative vote of a majority of the outstanding shares" to elect directors, is highly unusual and serves no purpose other than as an entrenchment device. Most companies require only a majority of the shares voted (a plurality). Under your interpretation of the bylaws, a nominee could receive a majority of the votes cast but nevertheless lose the election.

                          All the best.

                                   Sincerely,

                                   /s/ Samuel J. Heyman

                     Attached to Mr. Heyman's letter was a letter from ISP to Hercules informing the Company of our intention to present our proposals at the 2001 Annual Meeting.

                     Also on February 7, 2001, Hercules reported fourth quarter 2000 profit from operations of $68 million and a net loss of $6 million, or $0.05 per diluted share, excluding nonrecurring items. This result was in sharp contrast to Hercules own announcement only months earlier that it expected fourth quarter profit from operations to be in the range of $100 million. The results also reflected a significant decline from Hercules fourth quarter 1999 earnings of $47 million and diluted earnings per share of $0.45. According to First Call/Thomson Financial, analysts had predicted much better results, expecting Hercules to post earnings of $0.05 per share.

                     On February 8, 2001, almost four months after our initial proposal, Hercules said that it would consider ISP's tender offer "in due course." Mr. Gossage also told analysts on February 8, 2001 that he was working toward a sale of the Company by midyear, but declined to provide details on the process.

                     In light of the Company's failure to respond to ISP's repeated requests that the Company terminate its poison pill, or in the alternative amend the poison pill's threshold from 10% to 20%, Mr. Heyman delivered the following letter to Mr. Gossage on February 20, 2001:

                Dear Tom:

                          Despite our repeated requests that Hercules eliminate
                its poison pill (or, in connection with a proposed compromise, at least increase its trigger point to 20%) to enable ISP (or anyone else for that matter) to increase its ownership of your Company's shares - which requests date back to September, 2000, and have been repeated in letters dated October 11, January 23, and most recently on February 7 - we continue to receive no response from you or your Board.

                          Since we became a shareholder early last year, the
                Company and its shareholders have in our opinion paid a high price for management's procrastination as well as its continued flawed policies and poor execution. We are also shocked and surprised by the Company's continued withholding of information from its shareholders and what we consider to be its remarkable indifference to their concerns - as was plainly evidenced by the Company's recent conference call.

                          Under the circumstances, we believe that you have left
                us no alternative but to wage a proxy contest at the Company's Annual Meeting this Spring. In addition to the previous notification we have given regarding proposals to be presented for action at the Meeting, we will also be nominating a slate of Directors to run for the four Board seats whose terms expire this year, director-nominees who, I can assure you, will be committed to the maximization of values for all Hercules shareholders.

                                   Sincerely,

                                   /s/ Samuel J. Heyman

                     The Hercules Board failed to respond to ISP's repeated requests (on October 11, 2000, January 23, 2001 and February 7, 2001) that Hercules eliminate or revise its poison pill to enable ISP to promptly proceed with its proposed tender offer.

                     On February 23, 2001, Mr. Gossage sent a letter to Mr. Heyman stating, among other things, that the Board had declined to amend the Hercules Shareholder Rights Plan to permit an acquiror to purchase up to an additional 10% of the Company's shares beyond the current 10% threshold.

                     In response to Mr. Gossage's February 23 letter, Mr. Heyman sent Mr. Gossage the following letter on February 28, 2001:

                Dear Tom:

                          I was disappointed in your February 23rd letter and
                your Board's decision to reject ISP's compromise proposal. Contrary to your apparent belief, there is nothing inconsistent in our view with a shareholder being permitted to underscore its confidence in the underlying values of the Company by making an additional investment on the one hand and your "on going sale process" on the other.

                          We are concerned with what seems to us Hercules'
                narrow, one-dimensional approach to maximizing shareholder values. If Hercules is unable to sell the Company on an advantageous basis, it will have needlessly deprived Hercules shareholders of the opportunity to decide for themselves whether to accept our previously proposed $17 1/2 tender offer or, under our compromise approach, sell their shares in the open market to ISP or any other shareholder wishing to acquire up to 20% of the Company's shares. This position is especially surprising given the multitude of takeover defenses the Company has erected and the fact that we have always been willing to address any of your legitimate concerns in the form of reasonable conditions with respect to our ownership position.

                          With respect to your reference to the withdrawal of
                our proposed tender offer, as you know, the October offer expired by its own terms on account of the fact that your Board had refused to exempt it from its poison pill and related Delaware statutory provisions. That is why we put forward the compromise proposal to permit ISP to acquire up to 20% of Hercules' shares rather than 35%. While we can only assume that if your Board is unwilling to permit our acquisition of up to 20% of Hercules shares, it would not have gone along with our 35% proposal either - but if we are missing something in this regard, please let us know.

                          With regard to the last point in your letter, your
                claim that ISP's actions/statements are a hindrance to your efforts is sheer nonsense, as in point of fact we have been very patient and constructive shareholders for some time now. As you will recall, it was ISP who first encouraged Hercules to abandon its flawed restructuring strategy and sell the Company. While it took Hercules quite some time to adopt this strategy, we not only applauded the decision but have provided assurances, whether we were a 10%, 20%, or 35% owner, that we would support the sale of the Company at a fair price. In fact, despite your invitation, we have refrained from taking part in the auction process in large measure because we view our Hercules stake as an investment and so that there could be no claim that our participation, as the Company's major shareholder, would have a chilling effect on other interested bidders.

                          Tom, you know that we have a high conviction
                concerning the way in which Hercules has conducted the Company's affairs in recent years. In this connection, we intend to bring these matters to the attention of Hercules shareholders at the Company's upcoming Annual Meeting. Moreover, as owners of more than 10.7 million Hercules shares, we will be seeking to elect a slate of directors, with a strong ownership orientation committed to the interests of Hercules shareholders, to replace the four incumbent directors up for re-election this year, who we understand (as of the last public filing) own in the aggregate less than 50,000 shares.

                                             Sincerely,

                                             /s/ Samuel J. Heyman


                                  THE PROPOSALS

PROPOSAL NO. 1:      THE OMNIBUS PROPOSAL

                     We propose the adoption by the stockholders of the following resolution at the 2001 Annual Meeting:

                     RESOLVED, that each of the proposals of International Specialty Products Inc. shall be voted upon by the stockholders of Hercules Incorporated at the 2001 Annual Meeting in the following order:

                     1.        This Omnibus Proposal;

                     2.        The Bylaw Repeal Proposal;

                     3.        The Director Election Bylaw Amendment Proposal;

                     4.        Election of Directors;

                     5.        The Poison Pill Bylaw Proposal; and

                     6.        The Section 203 Bylaw Proposal.

                     The purpose of our Omnibus Proposal is to provide an order of voting at the 2001 Annual Meeting which will facilitate the implementation of our proposals.

                         WE STRONGLY RECOMMEND THAT YOU
                        VOTE "FOR" THE OMNIBUS PROPOSAL.

PROPOSAL NO. 2: THE BYLAW REPEAL PROPOSAL

                     We propose the adoption by the stockholders of the following resolution at the 2001 Annual Meeting:

                     RESOLVED, that any and all amendments made by the Board of Directors of Hercules Incorporated to the Bylaws of Hercules Incorporated on or after March 29, 2000, be, and the same hereby are, repealed, and that, without the approval of the stockholders of Hercules Incorporated, the Board of Directors may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision which serves to reinstate any repealed provisions or any similar provisions.

                     Article VII of the Hercules Bylaws provides that Bylaws may be repealed by Hercules stockholders. The Bylaw Repeal Proposal, if adopted, would act to repeal any Bylaw amendments adopted by Hercules Board between March 29, 2000 and the conclusion of the 2001 Annual Meeting. The purpose of this proposal is to prevent Hercules Board from interfering with the implementation of the proposals being acted upon by Hercules stockholders pursuant to this proxy solicitation.

                     Any Bylaw amendments adopted by Hercules Board prior to the conclusion of the 2001 Annual Meeting, we believe, are likely to be aimed at or to have the effect of frustrating our proposals, and therefore are not likely to be in the best interests of Hercules stockholders. We are not aware of any Bylaw amendments adopted by Hercules Board since March 29, 2000. Any Bylaw amendments validly adopted by Hercules Board prior to the conclusion of the 2001 Annual Meeting would remain in effect unless and until our proposal to repeal such Bylaws is adopted. If Hercules Board adopts any such Bylaw amendments before the conclusion of the 2001 Annual Meeting, it will have an opportunity to inform stockholders of the benefits of these amendments and to attempt to persuade stockholders to vote against this proposal.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                        "FOR" THE BYLAW REPEAL PROPOSAL.

PROPOSAL NO. 3:  THE DIRECTOR ELECTION BYLAW AMENDMENT PROPOSAL

                     We propose that stockholders adopt our Director Election Bylaw Amendment Proposal to enact a bylaw amendment to provide that directors be elected by a plurality vote of the shares present in person or by proxy and entitled to vote in the election of directors. Our Director Election Bylaw Amendment Proposal contains the same required vote for the election of directors as that provided by the Delaware General Corporation Law, and is consistent with the standard applied by most public companies. The full text of the Bylaw amendment to effect the Director Election Bylaw Amendment Proposal is contained in Annex I to this proxy statement.

                     Hercules claims that its Bylaws require that nominees must receive the affirmative vote of the holders of a majority of all shares issued and outstanding to be elected, instead of the greatest number of votes actually cast at the 2001 Annual Meeting (a plurality vote), the standard followed by most public companies. The Hercules Bylaws, as interpreted by the Company, we believe, serve as a mechanism to entrench the current Board, because if no nominee receives a majority vote of the outstanding shares, the incumbent directors would remain in place, even if our nominees received more votes than the incumbents at the 2001 Annual Meeting. Under this interpretation, if each ISP nominee receives 50,000,000 votes and each incumbent receives 10,000,000 votes, the incumbent Board members would retain their seats on the Board because the ISP nominees would not have received a majority vote of the issued and outstanding shares. This voting requirement, we believe, is not only highly unusual but also disenfranchises stockholders and is inconsistent with good corporate governance. Our concerns are accentuated because the Hercules Board is divided into three classes, and only one-third of the incumbent directors must stand for reelection in any given year. The Director Election Bylaw Amendment Proposal would level the playing field and eliminate these concerns by clarifying that the nominees to the Hercules Board who receive the greatest number of votes will be elected.

                     The Delaware General Corporation Law provides that, absent a specification to the contrary in a company's certificate of incorporation or bylaws, directors shall be elected by a plurality vote of the shares present in person or by proxy and entitled to vote on the election of directors. Hercules Bylaws currently provide that "[a]t each annual meeting, there shall be elected by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat, the number of directors necessary to fill the class of those whose term then expires." For the reasons described in this proxy statement under "Vote Required," we believe that Hercules Bylaws should be interpreted as requiring only that a majority of the shares be present and vote at the 2001 Annual Meeting, and that under Delaware Law, our nominees should be elected as directors if they receive the greatest number of the votes cast at the 2001 Annual Meeting.

                     Hercules Restated Certificate of Incorporation provides that any amendment of the Bylaw containing the disputed language requires the supermajority vote of the holders of 80% of the issued and outstanding voting shares of the Company. The Director Election Bylaw Amendment Proposal, we believe, will provide you a stronger voice in how your company is run by removing an unjust impediment to the election of directors other than Hercules' incumbent directors.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
              "FOR" THE DIRECTOR ELECTION BYLAW AMENDMENT PROPOSAL.

PROPOSAL NO. 4:  ELECTION OF DIRECTORS

                     We are soliciting your proxy for the election of the ISP nominees as directors of the Company to serve until the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

                     In accordance with Hercules Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law, Hercules Board of Directors is to consist of not less than seven and not more than eighteen Directors, the exact number to be specified by the Board. The Directors are to be divided into three classes as nearly equal in number as possible. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term. Based on information contained in reports filed by the Company with the Securities and Exchange Commission, thirteen directors currently serve on the Hercules Board. Four of these directors have terms that expire in 2001 [and, according to the Company's proxy statement for the 2001 Annual Meeting, four directors are to be elected at the 2001 Annual Meeting]. Messrs. Heyman, Kumar, Gloria Schaffer and Raymond Troubh, if elected, would serve for terms expiring at the Company's annual meeting of stockholders in 2004. If any additional directorships are to be voted upon at the 2001 Annual Meeting, we reserve the right to nominate additional persons to fill such positions. We do not expect that the ISP nominees will be unable to stand for election but, in the event that any ISP nominee is unable to do so, shares represented by BLUE proxy cards will be voted for the other ISP nominees. In addition, ISP reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the ISP nominees.

                     If the ISP nominees are elected and take office as directors, they intend to discharge their duties as directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

ISP NOMINEES.

                     The information below concerning age, principal occupation and directorships has been furnished by each respective nominee. The following persons are our nominees for election as directors in the class whose terms expire at the 2004 Annual Meeting of Stockholders:

Name and Business Address              Age       Present Principal Occupation and Five Year Employment History        Class
-------------------------              ---       -------------------------------------------------------------        -----
Samuel J. Heyman                        61       Mr. Heyman has been a director and Chairman of ISP since its         2004
1361 Alps Road                                   formation and served as its Chief Executive Officer from its
Wayne, New Jersey 07470                          formation until June 1999.  He was a director, Chairman and
                                                 Chief Executive Officer of GAF Corporation ("GAF") and its
                                                 successor, G-I Holdings Inc. ("G-I Holdings"), and certain


                                       24

                                                 of its subsidiaries for more than five years. He continues to serve as a director of G-I Holdings. G-I Holdings primary business is conducted through Building Materials Corporation of America ("BMCA"), an indirect, subsidiary of G-I
                                                 Holdings which is primarily engaged in the commercial and
                                                 residential roofing business. In January 2001, G-I Holdings filed for protection under chapter 11 of the United States
                                                 Bankruptcy Code as a result of its asbestos liabilities. Mr.
                                                 Heyman was a director and Chairman of BMCA from its
                                                 formation until September 2000, and served as Chief Executive
                                                 Officer of BMCA from June 1996 to January 1999 and from July
                                                 1999 to September 2000 and as the President of BMCA from July
                                                 1999 to February 2000. He is also the Chief Executive
                                                 Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships
                                                 whose investments include commercial real estate and a
                                                 portfolio of publicly traded securities.


Sunil Kumar                             50       Mr. Kumar has been director, President and Chief Executive           2004
1361 Alps Road                                   Officer of ISP since June 1999.  Mr. Kumar has also been
Wayne, New Jersey 07470                          President and Chief Executive Officer of certain subsidiaries of
                                                 ISP, including ISP Investments Inc., since June 1999.  Mr. Kumar was a director, President and Chief Executive Officer of BMCA from May 1995, July 1996 and January 1999, respectively, until
                                                 June 1999.  He was Chief Operating Officer of BMCA from March
                                                 1996 to January 1999.  Mr. Kumar also was President, Commercial
                                                 Roofing Products Division, and Vice President of BMCA from
                                                 February 1995 to March 1996.


Raymond S. Troubh                       74       Mr. Troubh has been a financial consultant for more than five        2004
10 Rockefeller Plaza                             years.  Prior to that he was a general partner of Lazard Freres
Suite 712                                        & Co., an investment banking firm, and a governor of the
New York, New York 10020                         American Stock Exchange.  Mr. Troubh is a director of ARIAD
                                                 Pharmaceuticals, Inc., a biopharmaceutical company, Diamond
                                                 Offshore Drilling, Inc., a contract drilling company, General



                                       25

                                                 American Investors Company, an investment trust company, Gentiva
                                                 Health Services, Inc., a healthcare provider, Health Net, Inc., a managed healthcare company, Starwood Hotels & Resorts, Inc., a hotel operating company, Triarc Companies, Inc., a food and beverage company, and WHX Corporation, a steel products
                                                 company.  He is also a trustee of Corporate Renaissance Group,
                                                 Inc., MicroCap Liquidating Trust and Petrie Stores Liquidating
                                                 Trust.  Mr. Troubh received his A.B. degree from Bowdoin College and his LL.B. degree from Yale Law School.


Gloria Schaffer                         70       Since 1996, Ms. Schaffer has served as a partner at C.A. White,      2004
1211 Chapel St.                                  Inc., a real estate development firm.  Ms. Schaffer served as a
New Haven, CT  06511                             Commissioner of the Department of Consumer Protection of the
                                                 State of Connecticut  from 1991 to 1995, as a Member of the
                                                 Civil Aeronautics Board from 1978 to 1984 and as the Secretary of State of the State of Connecticut from 1970 to 1978.  Ms.
                                                 Shaffer also previously served on the Board of Directors of
                                                 Amity Bank and Amity Bankcorp, Mott's Inc. and Emery Air
                                                 Worldwide.

                     Each of the nominees has consented to serve as a director until the expiration of his or her respective term and until such nominee's successor has been elected and qualified or until the earlier resignation or removal of such nominee. We have no reason to believe that any of the nominees named above will be disqualified or unable or unwilling to serve if elected. However, if any of the nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

                     The nominees understand that, if elected as directors of Hercules, each of them will have an obligation under Delaware law to discharge his or her duties as a director in good faith, consistent with his or her fiduciary duties to Hercules and its stockholders.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                       "FOR" THE ELECTION OF OUR NOMINEES.

PROPOSAL NO. 5:  THE POISON PILL BYLAW PROPOSAL

                     We are proposing the adoption of a new Bylaw that would require the Board to redeem the Rights, to terminate the Rights Agreement and not to adopt any new rights agreement without stockholder approval. The Rights Agreement would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Hercules Board or even to any person or group that acquires more than 10% of the Company's common stock. Although often described as protecting stockholders from coercive or unfair acquisition offers, we believe that poison pill plans have the capacity to deter all acquisition offers that have not been approved by the board of directors, not just coercive offers. ISP believes that poison pills serve to insulate management and directors from direct stockholder accountability by making an unsolicited acquisition or other control transaction unlikely. Our Poison Pill Bylaw Proposal would require the Hercules Board to redeem the rights distributed under the Rights Agreement and in the future, when the Company seeks to "protect" its stockholders through such a "rights plan," that it first obtain the approval of those whose investment it seeks to protect, the stockholders. The full text of the proposed Bylaw to effect the Poison Pill Bylaw Proposal is contained in Annex II to this proxy statement.

                     In addition to the Rights Agreement, the Hercules Restated Certificate of Incorporation, its Bylaws and Delaware law already provide significant impediments to many forms of unsolicited offers for Hercules, especially those that could be coercive, as described earlier in this proxy statement.

                     Poison pills are considered extremely potent corporate takeover defense mechanisms. Stockholders and others have opposed poison pills on the grounds that poison pills force potential investors to negotiate potential acquisitions with management, instead of making their offer directly to the stockholders and letting the stockholders decide what is in their best interests. Opponents of poison pills assert that poison pills can pose such an obstacle to a takeover that management becomes entrenched. Such entrenchment and the consequent lack of management accountability to stockholders, we believe, adversely affects stockholder value and that poison pills can deter desirable acquisition offers that would be in the stockholders' best interests. Poison pills, we believe, insulate management from the threat of a change in control because they provide a board, which is generally advised by and includes representatives of management, with veto power over change in control bids, even when stockholders believe that such bids are in their best interests.

                     Proponents of poison pills assert that rights plans, such as the Rights Agreement, enable the board to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder, and thereby giving the board the flexibility to explore alternative strategies for maximizing stockholder value. It has been argued that poison pills deter abusive takeover tactics. Proponents of poison pills also assert that rights plans provide incentives for a potential bidder to negotiate in good faith with the board, and that such negotiations are likely to maximize value for stockholders by soliciting the highest possible price from the bidder.

                     There are special compelling circumstances with respect to Hercules. Hercules stockholders already have voiced their strong opposition to poison pills. In 1992, a non-binding proposal to redeem Hercules' then-existing poison pill or to submit it to a binding shareholder vote was approved by over 55% of the shares voting at the Hercules Annual Meeting. Despite this stockholder mandate, the Hercules Board refused to terminate the pill for three years and never put it to a definitive vote. Last year, without consulting stockholders, the Hercules Board rushed to adopt a new poison pill, less than two weeks after ISP had publicly announced its ownership position in Hercules. This new pill contains a low ownership threshold of 10% as a trigger thereby limiting the market in Hercules shares whether or not a takeover initiative is undertaken. The Hercules Board has defied the clear position of its stockholders against poison pills. Accordingly, our binding resolution would leave nothing to chance by requiring the Board to redeem the Rights and to prevent the adoption of any new rights agreement without stockholder approval.

                     The Poison Pill Bylaw Proposal, we believe, is valid under Delaware law because Delaware law authorizes stockholders to adopt bylaws that relate to the rights and powers of the stockholders and the board of directors. However, we recognize that the Delaware courts have not considered the validity of our proposed Bylaw or any similar bylaw and, therefore, have not resolved the extent to which stockholder-adopted bylaws may force the board of directors to redeem a poison pill or limit the authority of the board of directors to adopt a poison pill. There is a lack of case law in Delaware to either directly substantiate or directly contradict the validity of our Poison Pill Bylaw Proposal. However, the following legal analysis supports our position that our Poison Pill Bylaw Proposal is valid:

                     Section 109 of the Delaware General Corporation Law, we believe, authorizes the enactment of the Poison Pill Bylaw Proposal. Section 109(a) gives stockholders the power to "adopt, amend or repeal bylaws." Section 109(b) states: "The bylaws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers or the rights or powers of its stockholders, directors, officers or employees." The Poison Pill Bylaw Proposal relates to "the rights or powers of...stockholders, [or] directors" because it requires the board of directors to terminate a Rights Agreement which has been repudiated by a majority vote of the stockholders and to obtain stockholder approval prior to adopting any similar device, and permits stockholders to exercise their right to consider and either accept or reject an offer for their shares.

                     We do not believe that the Poison Pill Bylaw Proposal is "inconsistent with law or with the certificate of incorporation," as that phrase is used in Section 109(b). In our review of the Delaware General Corporation Law and the Restated Certificate of Incorporation of Hercules Incorporated, we have not discovered any provision that bars stockholders from adopting the Poison Pill Bylaw Proposal. In particular, we do not believe that adoption of the

Poison Pill Bylaw Proposal would be inconsistent with Section 141(a) of the Delaware General Corporation Law, which provides in relevant part: "The business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, except as may be otherwise provided in this chapter or in its certificate of incorporation."

                     There are several reasons why we believe that the Poison Pill Bylaw Proposal should be upheld as a proper exercise of shareholder power pursuant to Section 109(b) that does not violate Section 141(a). First, the enactment of the Poison Pill Bylaw Proposal does not involve shareholder management of the "business and affairs of the corporation," but rather the creation of a framework or parameters within which such management by the Board of Directors takes place. The Board of Directors would have full power to negotiate with a bidder, to fashion a response to any bid or other merger proposal, to invite other proposals, to recommend that stockholders reject any bid or other merger proposal, to recommend the adoption or approval by the stockholders of a poison pill, and to redeem any such poison pill as might be approved by the stockholders. The Poison Pill Bylaw Proposal does not require the expenditure of corporate funds, does not interfere with even extraordinary business decisions (such as the Board's decision to enter into a merger agreement), and serves to protect the stockholders' vital interest in the marketability of Hercules shares by encouraging offers to purchase those shares. Second, the grant of authority to the Board of Directors over the business and affairs of the corporation is not exclusive, as it is qualified by the phrase "except as may be otherwise provided in this chapter or in its certificate of incorporation." Since Section 109 and Section 141 are contained in the same "chapter" of the Delaware statute, Section 141(a) by its own terms acknowledges the grant of authority contained in Section 109 for stockholders to adopt bylaws that relate to the business and affairs of the corporation and the rights and powers of stockholders and directors. Finally, any reading of Section 141(a) that invalidates the Poison Pill Bylaw Proposal would make meaningless Section 109's broad grant of authority to shareholders.

                     There exists no Delaware case law of which we are aware analyzing the validity of a poison pill bylaw or the interplay between Sections 109(b) and 141(a) of the Delaware General Corporation Law. The Chief Justice of the Delaware Supreme Court in 1998 described the issue of the validity of a bylaw that nullifies a poison pill as an "open question of corporate law." E. Norman Veasey, An Economic Rationale for Judicial Decisionmaking in Corporate Law, 53 Bus. Law. 681, 695-96 (1998). While scholarly opinion is divided on the subject, many prominent academics have explained why they believe that shareholder-adopted bylaws requiring shareholder approval for poison pills should be upheld as a valid exercise of shareholder power under Delaware law. See Jeffrey N. Gordon, "Just Say Never?" Poison Pills, Deadhand Pills, and Shareholder-Adopted Bylaws: An Essay for Warren Buffett, 19 Cardozo L. Rev. 511
(1997); Jonathan R. Macey, The Legality and Utility of the Shareholder Rights Bylaw, 26 Hofstra L. Rev. 835 (1998); John H. Matheson, Corporate Governance at the Millennium: The Decline of the Poison Pill Antitakeover Defense, 22 Hamline
L. Rev. 703 (1999); and Ronald J. Gilson, Unocal Fifteen Years Later (and what we can do about it) Del. J. Corp. L. (forthcoming 2001). Other academics have opposed either certain forms of poison pill bylaws, see, e.g., John C. Coffee,

Jr., The Bylaw Battlefield: Can Institutions Change the Outcome of Corporate Control Contests, 51 U. Miami L. Rev. 605 (1997); or have opposed them outright, see Lawrence A. Hamermesh, Corporate Democracy and Stockholder-Adopted By-Laws:
Taking Back the Street?, 73 Tulane L. Rev. 409 (1998).

                     The Delaware Supreme Court has strongly endorsed the power of stockholders to adopt bylaws. In a decision upholding a stockholder-adopted bylaw amendment that required the board of directors to act unanimously, thereby limiting the corporation's ability to engage in anti-takeover maneuvering, the Court stated: "The power to make and amend the bylaws of a corporation has long been recognized as an inherent feature of the corporate structure. The bylaws of a corporation are presumed to be valid, and the courts will construe the bylaws in a manner consistent with the law rather than strike down the bylaws." Frantz
v. EAC Indus., Del. Supr., 501 A.2d 401, 407 (1985). It has been suggested by some that the Delaware Supreme Court's decision in Quickturn Design Systems, Inc. v. Shapiro, Del. Supr., 721 A.2d 1281 (1998), should be read as disapproving of bylaws that restrict the discretion of directors. In fact, Quickturn struck down a form of poison pill that had not been adopted by means of a bylaw amendment. Therefore, the Quickturn Court did not even consider the extent to which a bylaw adopted under Section 109(b) can limit the board's management powers under Section 141(a). Nor did the Quickturn Court consider whether stockholders have a role in the adoption or redemption of a poison pill. Additionally, the poison pill struck down in Quickturn restricted the ability of a future board of directors to redeem the poison pill, potentially rendering the corporation invulnerable to a hostile tender offer. The Poison Pill Bylaw Proposal does not have such an impermissible entrenchment effect. It simply requires termination of the existing poison pill and shareholder approval before a new poison pill is adopted.

                     It is inherent, we believe, in the statutory scheme of the Delaware General Corporation Law that while a board of directors is entitled to exercise its judgment in responding to a tender offer or other takeover bid, the board must exercise its judgment within the framework of statutes (including
Section 109), charter provisions and bylaws, such as the Poison Pill Bylaw Proposal, which in certain instances limit the actions that directors may take, even when the directors believe that their chosen course of action is in the best interests of stockholders. We further believe that the Poison Pill Bylaw Proposal is supported by Delaware case law recognizing that the failure to redeem a poison pill can constitute a fiduciary breach, see Moore Corp. v. Wallace Computer Servs, Inc., 907 F. Supp. 1545, 1556 (D. Del. 1995), and by Delaware case law recognizing that board actions that interfere with stockholder rights can be struck down, even if the directors believe in good faith that their actions are in the stockholders' best interests, see Blasius Industries, Inc. v. Atlas Corporation, Del. Ch., 564 A.2d 651 (1988), and Stahl v. Apple Bancorp, Del. Ch., 579 A.2d 1115, 1124 (1990).

                     Case law outside of Delaware supports the validity of the Poison Pill Bylaw Proposal. In International Brotherhood of Teamsters General Fund v. Fleming Companies, 975 P.2d 907 (Okla. 1999), the Oklahoma Supreme Court upheld the validity of a bylaw virtually identical to the Poison Pill Bylaw Proposal, under a statutory scheme virtually identical to the Delaware General Corporation Law. The Fleming Court emphatically resolved in the stockholders' favor any apparent conflict between the directors' statutory power to direct the management of the corporation and the stockholders' statutory power to adopt bylaws. Older cases have upheld bylaws allocating corporate governance powers to the stockholders, against claims that these bylaws illegally invade the board's power to manage the business and affairs of the corporation. Such cases include Securities and Exchange Commission v. Transamerica Corp., 163 F.2d 511 (3d Cir.
1947), cert. denied, 332 U.S. 847 (1948) (upholding a bylaw which allowed the stockholders of a Delaware corporation to select the company's independent auditors) and Ripley v. Storer, N.Y. Sup. Ct., 139 N.Y.S. 2d 786, aff'd N.Y. App. Div., 142 N.Y.S. 2d 269 (1955) (holding that a New York corporation's adoption of a bylaw requiring stockholder approval of, among other things, any contract with a duration of more than one year, would not be violative of the General Corporation Law mandate that the business of a corporation shall be managed by its board of directors). Other courts have recognized that stockholders, as the owners of a corporation, have "the power to prescribe rules for the government of business corporations." Rogers v. Hill, 289 U.S. 582, 588
(1933). In Rogers, the United States Supreme Court rejected the argument that a charter provision allowing directors to make or alter bylaws eliminates the power of stockholders to do so. The Court also noted that such an interpretation would be in direct conflict with a holding of the New Jersey Supreme Court, which the Court quoted: "It would be preposterous to leave the real owners of the corporate property at the mercy of their agents, and the law has not done so." Id. at 589.

                     We are aware of two cases in which courts have struck down proposed bylaws similar to the Poison Pill Bylaw Proposal, but both of those cases concerned corporations in jurisdictions that had statutes not present in Delaware, giving the board of directors complete discretionary authority over a corporation's poison pill. See Amp, Inc. v. Allied Signal Inc., 1998 U.S. Dist. LEXIS 15617 (E.D. Pa. Oct. 8, 1998) (holding that proposed poison pill bylaw violated Pennsylvania statute that allows directors to adopt poison pills with "such terms as are fixed by the board of directors"); Invacare Corp. v. Healthdyne Technologies, Inc., 968 F. Supp. 1578 (N.D. Ga. 1997) (holding that proposed poison pill bylaw would infringe upon board's authority under a Georgia statute that "gives the directors of Georgia corporations the sole discretion to determine the terms and conditions of a shareholder rights plan"). We do not believe that a Delaware court would find either of these decisions persuasive, given the absence of an analogous Delaware statute and the fact that both decisions upheld the adoption of poison pills that would be invalid in Delaware under the Quickturn decision.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                      "FOR" THE POISON PILL BYLAW PROPOSAL.

PROPOSAL NO. 6:      THE SECTION 203 BYLAW PROPOSAL

                     We propose that stockholders adopt our Section 203 Bylaw Proposal, electing not to be governed by Section 203 of the Delaware General Corporation Law. If our Section 203 Bylaw Proposal is adopted at the 2001 Annual Meeting, Section 203 itself provides that the Bylaw would not become effective until the 12-month anniversary of the 2001 Annual Meeting. The full text of the proposed Bylaw is contained in Annex III to this proxy statement.

                     Section 203 provides, in effect, that if any person acquires beneficial ownership of 15% or more of the Company's outstanding shares (thereby becoming an "Interested Stockholder"), the Interested Stockholder may not engage in a Business Combination with the Company for three years thereafter, subject to certain exceptions. Among the exceptions are (i) the board's prior approval of such acquisition; (ii) the acquisition of at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which such person becomes an Interested Stockholder; and (iii) the approval of such Business Combination by 66 2/3% of the outstanding stock not owned by the Interested Stockholder. As used in Section 203, the term "Business Combination" encompasses not only mergers, consolidations and sales of substantially all the assets, but also certain other transactions with an Interested Stockholder, including sales of 10% or more of the corporation's assets, certain issuances of stock, loans, guarantees and transactions that increase the Interested Stockholder's proportional interest in the corporation. Section 203 provides that the Company's stockholders may, by a vote of a majority of the outstanding shares, adopt an amendment to the Bylaws or Restated Certificate of Incorporation electing not to be governed by Section 203. This amendment would become effective twelve months after adoption, would not be subject to amendment by the board and would not apply to a Business Combination with a person who became an Interested Stockholder prior to the adoption of such amendment.

                     THE FOREGOING IS A SUMMARY OF THE RELEVANT MATERIAL PROVISIONS OF SECTION 203 AND IS QUALIFIED BY REFERENCE THERETO. THE TEXT OF
SECTION 203 IS ATTACHED AS ANNEX IV TO THIS PROXY STATEMENT.

                     Section 203 discourages offers to acquire the Company's shares, in our opinion, by creating obstacles to second-stage mergers and other "Business Combination" transactions with greater than 15% stockholders. If the Company were to opt out of Section 203, there would be no specific vote of the public stockholders required by statute to effect a second-stage merger or other Business Combination with a greater than 15% stockholder. However, the Restated Certificate of Incorporation of Hercules would still provide that any merger or consolidation of the Company with a 10% or greater stockholder generally will require an 80% stockholder vote, unless the transaction is approved by the Company's disinterested directors or complies with certain other requirements. Under the interested stockholder provision of the Restated Certificate of Incorporation, an acquiror could purchase shares of Hercules pursuant to a tender offer which raised its ownership to 80% of the issued and outstanding shares, and then accomplish a second-stage merger or other Business Combination. Under Section 203, such an acquiror would need to commence a tender offer while it still owned less than 15% of the issued and outstanding shares, and then purchase sufficient shares in the tender offer to raise its ownership to 85% of the issued and outstanding shares.

                     In addition to the interested stockholder provision contained in the Restated Certificate of Incorporation, we believe that the Company's minority stockholders are also protected in a second-stage merger or other Business Combination because under Delaware law, a second-stage merger with a controlling stockholder would have to satisfy the "entire fairness" test. This test requires the courts to conduct a comprehensive review of the fairness of such a transaction. Its scope has been described by the Delaware Supreme Court in Weinberger v. UOP. Inc., 457 A.2d 701. 711 (Del. 1983): "The concept of fairness has two basic aspects: fair dealing and fair price. The former embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and stockholders were obtained. The latter aspect of fairness relates to the economic and financial considerations of the proposed merger, including all relevant factors: assets, market value, earnings, future prospects, and any other elements that affect the intrinsic or inherent value of a company's stock."

                     The adoption of the Section 203 Bylaw Proposal, we believe, is in the best interests of stockholders because, in our view, Section 203 discourages proposals to acquire the Company's shares; and the interested stockholder provision of the Restated Certificate of Incorporation and the Delaware "entire fairness" doctrine described above provide more than adequate protection of the interests of the other stockholders in a Business Combination with a controlling stockholder. If the stockholders adopt the Section 203 Bylaw Proposal, prospective bidders may be encouraged to make offers to acquire control of the Company, thereby benefiting stockholders who wish to have the opportunity to consider offers to acquire a controlling interest in the Company.

                       WE STRONGLY RECOMMEND THAT YOU VOTE
                      "FOR" THE SECTION 203 BYLAW PROPOSAL.

                         OTHER MATTERS TO BE CONSIDERED
                           AT THE 2001 ANNUAL MEETING

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                     As set forth in Hercules' proxy statement, at the 2001 Annual Meeting, Hercules stockholders will be asked to ratify the appointment by Hercules Board of PricewaterhouseCoopers LLP as Hercules' independent auditors for the year 2001. We are not making any recommendation on this proposal.

OTHER PROPOSALS

                     Except as set forth above, we are not aware of any proposals to be brought before the 2001 Annual Meeting. However, we intend to bring before the 2001 Annual Meeting such business as may be appropriate, including without limitation nominating additional persons for directorships, or making other proposals as may be appropriate to address any action of Hercules Board not publicly disclosed prior to the date of this proxy statement. Should other proposals be brought before the 2001 Annual Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

                                VOTING PROCEDURES

                     In order to ensure that your views on the proposals are heard by Hercules and your vote represented at the 2001 Annual Meeting, we urge you to sign and date the enclosed BLUE Proxy Card and return it to ___________________________________, in the enclosed postage paid envelope
TODAY. Execution of the BLUE Proxy Card will not affect your right to attend the 2001 Annual Meeting and to vote in person.

                     You are eligible to execute a BLUE Proxy only if you owned the Common Stock on the Record Date. Hercules Board has set [March 6], 2001 as the Record Date for determining those stockholders who will be entitled to notice of and to vote at the 2001 Annual Meeting. You will retain the right to execute a proxy card in connection with this proxy solicitation even if you sell your shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares on the BLUE proxy card, even if you sell such shares after the Record Date.

                     As of the close of business on the Record Date, we believe that there were __________ shares of common stock of Hercules issued and outstanding and entitled to vote. Stockholders will have one vote for each share of common stock they own with respect to all matters to be considered at the 2001 Annual Meeting.

                     In order for your views on the above-described proposals to be represented at the 2001 Annual Meeting, please sign and date the enclosed BLUE proxy card and return it to ____________________ in the enclosed prepaid envelope TODAY. Execution of the BLUE proxy card will not affect your right to attend the 2001 Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the 2001 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2001 Annual Meeting to ____________________ or the Secretary of Hercules, or by voting in person at the 2001 Annual Meeting. Only your latest dated proxy will count.

                     Unless otherwise indicated, the BLUE Proxy authorizes the persons named in the proxy to vote, and such persons will vote, properly executed and duly returned proxies FOR the ISP nominees, FOR the Bylaw Repeal Proposal, FOR the Poison Pill Termination Proposal, FOR the Director Election Bylaw Amendment Proposal, FOR the Section 203 Bylaw Proposal, FOR the Interested Stockholder Approval Proposal and FOR the Omnibus Proposal. If no marking is made on your BLUE Proxy with respect to the ratification of the appointment of Hercules' independent auditors, you will be deemed to have given a direction to abstain from voting on such matter.

                                  VOTE REQUIRED

                     Based on currently available public information, a quorum will exist at the 2001 Annual Meeting if holders of not less than a majority of the shares of Hercules common stock outstanding and entitled to vote at the 2001 Annual Meeting are present in person or by proxy. If a quorum is present, our proposals (other than the election of our nominees, which is described below) can be adopted by the following vote:

o DIRECTOR ELECTION BYLAW AMENDMENT PROPOSAL: Adoption of our Director Election Bylaw Amendment Proposal requires the affirmative vote of the holders of not less than 80% of all shares issued and outstanding and entitled to vote at the 2001 Annual Meeting.

o SECTION 203 BYLAW PROPOSAL: Adoption of our Section 203 Bylaw Proposal requires the affirmative vote of the holders of a majority of all shares issued and outstanding and entitled to vote at the 2001 Annual Meeting.

o OTHER PROPOSALS: The adoption of the Poison Pill Bylaw Proposal, the Bylaws Repeal Proposal and the Omnibus Proposal will require the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the 2001 Annual Meeting.

o ELECTION OF DIRECTORS: Hercules claims that its Bylaws require that in order to be elected, nominees for director must receive the affirmative vote of a majority of all issued and outstanding shares. We disagree with its interpretation and believe, based on the reasons set forth below, that under Delaware law our nominees should be elected if they receive the greatest number of votes cast at the 2001 Annual Meeting.

                     The following legal analysis supports our view that under Delaware law and the Hercules Bylaws, our nominees should be elected if they receive the greatest number of votes cast at the 2001 Annual Meeting:

                     Section 216(3) of the Delaware General Corporation Law provides that in the absence of specification in the certificate of incorporation or bylaws of a corporation, "[d]irectors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors." Delaware case law has established that in order to overcome this voting rule, the certificate of incorporation or bylaw provision must "not be couched in ambiguous language, rather the language employed must be positive, explicit, clear and readily understandable and susceptible to but one reasonable interpretation, which would indicate beyond doubt that the rule was intended to be abrogated." Standard Power and Light Corp. v. Investment Associates, Del. Supr., 51 A.2d 572 (1947).

                     Article II, Section 2 of Hercules Bylaws currently provides that "[a]t each annual meeting, there shall be elected by ballot, by the majority vote of the stock then issued and outstanding and entitled to vote thereat, the number of directors necessary to fill the class of those whose term then expires." The subordinate clause "by the majority vote of the stock then issued and outstanding and entitled to vote thereat", we believe, should not be interpreted as requiring that the winner obtain the affirmative vote of the holders of a majority of the shares issued and outstanding. Such an interpretation of the subordinate clause is disfavored because it deviates from the "fundamental principle of majority rule." Centaur Partners, IV v. National Intergroup, Inc., Del. Supr., 582 A.2d 923, 927 (1990). It also creates a conflict with the rest of the sentence. Absent the subordinate clause, the remainder of the sentence requires that a class of directors "shall be elected" at the annual meeting. A construction that would require the winner to obtain the affirmative vote of the holders of a majority of the shares issued and outstanding, we believe, creates the possibility that in a contested election no candidate will obtain the requisite number of votes, in which event no successors would be elected at the annual meeting as the By-laws require and the incumbent directors would continue to hold their seats even though their three-year terms have expired and indeed, even though the incumbent directors had received fewer votes than the other candidates or even no votes at all.

                     The Delaware Supreme Court has interpreted a similar bylaw in a manner that avoids this same problem. In Standard Power, the Court was asked to interpret the following provision in a certificate of incorporation:

           The holders of the Common Stock Series B shall have the right by the vote of a majority in number of shares of the Common Stock Series B issued and outstanding to elect a minority in number of the full Board of Directors of the corporation, such minority to consist of the largest number of Directors which will constitute a minority in number of such full Board of Directors, and the directors so elected shall be known as Class B directors.

The Court declined to interpret the highlighted phrase as requiring a contestant to obtain the votes of a majority of the outstanding shares because that result "would be inequitable, unusual and such as reasonable men would not likely intend." Id. at 577. The Court ruled that the provision "should be construed to mean that a majority in number of the issued and outstanding Series B shares must be voted, and that this is the full extent of the charter requirement in this regard." Id. At 578. The court accepted that construction even though a separate provision in the certificate of incorporation "requir[ed] the presence for quorum purposes of a majority in number of the shares of the Series B stock before the stockholders are entitled to vote for the election of Class B directors[.]" Id. At 577.

                     The clause "by the majority vote of the stock then issued and outstanding and entitled to vote thereat", we believe, should be interpreted in identical fashion as the phrase from Standard Power: "by the vote of a majority in number of shares of the Common Stock Series B issued and outstanding." The reasons for our interpretation include the following:

        o The language of the Hercules Bylaw closely tracks the language of the bylaw interpreted in Standard Power.

        o The Standard Power construction avoids the policy problems of holdover directors and the possible disenfranchisement of a plurality or even majority of those voting. These policy considerations are of particular concern in this case, because Hercules has a classified board.

        o The Standard Power construction avoids creating an internal inconsistency in Article II, Section 2.

        o The language of Article II, Section 2 does not track the clear language of Article I, Section 6: "the affirmative vote of the holders of a majority of the shares present in person or by proxy." If the drafters of the Bylaws wanted to deviate from the default rule in Article I, Section 6, they knew how to clearly draft such language (e.g., "election of a new director shall require the affirmative vote of the holders of a majority of the shares issued and outstanding").

                     Furthermore, the interpretation by the Company is not consistent with the scheme of Section 141(d) of the Delaware General Corporation Law, which establishes the conditions for a classified board of directors. The statute permits, by the certificate of incorporation or a by-law adopted by the vote of the stockholders, division of the directors into one, two or three classes. The term of the first class shall expire at the next annual meeting, the second class the year thereafter and the third class two years thereafter. The statute further provides "... and at each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expired." Should the Company's interpretation be adopted and a class of directors not be elected in a particular year, the incumbent directors would remain in office since their successors would not be elected and qualified. We believe that this result, which should be impermissible in any event as a matter of good corporate governance, also runs contrary to New York Stock Exchange policy, as Section
304.00 of the NYSE Listed Company Manual specifies that "... directors' terms of office should not exceed three years." There are no mechanics in the By-laws to establish how many classes of directors would be elected in the second year and third year and the term of each class. While this is also true should a plurality not elect the new members of the class, the higher voting requirement makes this a greater likelihood, particularly in the case of a proxy contest.

                     Our proxy statement and a form of proxy will be delivered to holders of at least the percentage of the Company's common stock required under applicable law to carry the Proposals.

                         WE STRONGLY RECOMMEND THAT YOU
                VOTE IN FAVOR OF EACH OF THE PROPOSALS DESCRIBED
                            IN THIS PROXY STATEMENT.

                            METHOD OF COUNTING VOTES

                     The holders of not less than a majority of the number of shares of Hercules common stock outstanding and entitled to vote at the 2001 Annual Meeting must be represented in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included for purposes of determining whether a quorum exists. Broker non-votes occur when brokers do not receive voting instructions from their customers on non-routine matters and consequently have no discretion to vote on those matters. If your Hercules shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for a proxy card to be issued so that your shares will be represented at the 2001 Annual Meeting.

                     After a quorum is determined to exist at the 2001 Annual Meeting, abstentions are treated as votes cast against the proposal under consideration. Broker non-votes with respect to particular proposals brought to a vote will not be considered as part of the voting power present and entitled to vote with respect to that proposal. Therefore, abstentions and broker non-votes with respect to the Director Election Bylaw Amendment and the Section 203 Bylaw Proposal will be treated as votes cast against these proposals. With respect to the Poison Pill Bylaw Proposal, the Bylaw Repeal Proposal and the Omnibus Proposal, abstentions will be treated as votes against, but broker non-votes will have no effect on the outcome of the vote on these proposals. Under our interpretation of Hercules director election Bylaw, abstentions and broker non-votes will have no effect on the outcome of the election of directors. Under Hercules' interpretation of that Bylaw, however, abstentions and broker non-votes will be counted as votes cast against the election of directors.

                             ADDITIONAL INFORMATION

                     The principal executive offices of Hercules Incorporated are at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894. Hercules manufactures chemical specialties used in a variety of home, office and industrial products including process paper chemicals, water treatment chemicals, water-soluble polymers, food ingredients, resins and polypropylene and polyethylene fibers. Hercules' primary markets include pulp and paper, petroleum refineries, food processors and manufacturers, construction materials, adhesives, pharmaceutical companies and personal care product manufacturers. Except as otherwise noted herein, the information concerning Hercules has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Hercules to disclose events that may affect the significance or accuracy of such information.

                     The principal executive offices of ISP are at 300 Delaware Avenue, Wilmington, Delaware 19801. We are a manufacturer of specialty chemicals and mineral products.

                     We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, file reports, proxy statements and other documents with the SEC relating to our business, financial condition and other matters. These reports, proxy statements and other documents can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of ISP's filings with the SEC can also be obtained by mail for a fee by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. You can also get electronic copies of our filings with the SEC for free on the SEC's Internet web site at http://www.sec.gov. Copies of our filings with the SEC are also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                          PROXY SOLICITATION; EXPENSES

                     This proxy statement and the accompanying BLUE Proxy Card are first being furnished to stockholders on or about _______ __, 2001. Executed proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph or similar means. Solicitation may be made by directors, officers, investor relations personnel and other employees of ISP and their affiliates, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

                     In addition, ISP has retained ____________________ to solicit proxies on our behalf in connection with the 2001 Annual Meeting. _________________ will employ approximately [75] people in its efforts. We have agreed to reimburse _________________ for its reasonable expenses and to pay to _________________ fees not to exceed $_______.

                     The entire expense of our proxy solicitation is being borne by ISP. In the event that our nominees are elected to Hercules Board, we may seek reimbursement of such expenses from Hercules. ISP does not intend to seek reimbursement for the stipend it pays to its nominees and does not intend to seek stockholder approval of reimbursement of its other expenses. In addition to the engagement of _______________ described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses and are expected to be approximately $__________. Total payment of costs to date in furtherance of our proxy solicitation is approximately $_________.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

                     ISP, our nominees for directorships and the following officers of ISP may be deemed to be "participants" (as defined in Instruction 3 to Item 4 of Rule 14a-101 of the Exchange Act) in this proxy solicitation:
Richard A. Weinberg, Executive Vice President, General Counsel and Secretary; Randall R. Lay, Executive Vice President and Chief Financial Officer; Susan B. Yoss, Executive Vice President and Treasurer; Stephen R. Olsen, Senior Vice President-Corporate Development; Jared Landaw, Vice President-Law; and Ben Stoller, Director Corporate Finance and Investments. Information relating to the beneficial ownership of common stock of Hercules by the participants in this solicitation and certain other information relating to the participants is contained in Annex V to this proxy statement and is incorporated in this proxy statement by reference. Except as set forth in Annex V, none of the participants in this solicitation are party to any commercial dealings with Hercules or its subsidiaries required to be discussed pursuant to Schedule 14A promulgated under the Exchange Act, which governs the disclosure contained in this proxy statement.

                     CERTAIN INTERESTS IN THE PROPOSALS AND
                     WITH RESPECT TO SECURITIES OF HERCULES

                     To the knowledge of ISP, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among ISP or its associates with respect to any securities of Hercules.

                     Gloria Schaffer and Raymond Troubh, each in his or her capacity as a nominee for election to the Hercules Board, will receive a stipend of $25,000 from ISP for his service as a nominee. This stipend is not refundable in any manner in connection with the outcome of our proxy solicitation or otherwise. The Nominees are each party to an indemnity agreement with ISP (the "Director Indemnity Agreements"). In accordance with the terms of the Director Indemnity Agreements, ISP has agreed to indemnify and hold harmless each of the nominees from and against, among other things, all expenses, liabilities and losses, including reasonable attorney's fees, related to any action, suit or proceeding to which such nominee is made a party or threatened to be made a party by reason of such nominee's action or inaction while serving as a nominee.

                         SECURITY OWNERSHIP OF DIRECTORS
                           AND MANAGEMENT OF HERCULES

                     The following table presents, as of February 28, 2000, based solely on information contained in Hercules' 2000 proxy statement, the common stock beneficially owned (as that term is defined by the SEC) by all directors and named executive officers of Hercules, and the directors and executive officers of Hercules as a group.

                     Except as otherwise noted in a footnote below, each director, nominee and executive officer has sole voting and investment power with respect to the number of shares of common stock set forth opposite his or her name in the table.

                                                         Shares              Options
                                                      Beneficially         Exercisable         Restricted        Percent of
                      Name                              Owned(1)        Within 60 Days        Stock Units          Shares
------------------------------------------------- ------------------- -------------------- ----------------- -------------------
R. K. Elliott, Director and Officer                          232,107              688,000            40,000          *
V. J. Corbo, Director and Officer                            222,882               75,200            94,330          *
D. W. DiDonna, Officer                                        44,275               91,200                 0          *
J. G. Drosdick, Director                                       9,423               12,000             1,100          *
R. M. Fairbanks, III, Director                                12,088               27,000             1,253          *
A. R. Hirsig, Director                                         6,554               12,000             1,100          *
E. E. Holiday, Director                                        3,999               24,000             1,376          *
R. G. Jahn, Director                                          14,236               33,000                 0          *
G. N. Kelley, Director                                         7,494               24,000             2,185          *
R. L. MacDonald, Jr., Director                                15,421               33,000             1,928          *
G. MacKenzie, Officer                                         99,986              106,820            10,321          *
H. E. McBrayer, Director                                      77,324               30,000             1,527          *
P. McCausland, Director                                        7,784               15,000             1,100          *
L. V. Rankin, Officer                                         91,230               30,000                 0          *
J. A. H. Shober, Director                                      5,250               12,000             1,100          *
P. A. Sneed, Director                                         11,925               24,000             1,253          *
H. J. Tucci, Officer                                         104,025              158,300                 0          *
Directors and Officers as a Group                          1,213,811            1,702,950           158,573          3%


* Less than 1% of Hercules' outstanding shares of common stock.

(1) Includes shares, as of February 28, 2000, in the Savings and Investment Plan as follows: R. K. Elliott, 25,224; V. J. Corbo, 3,063, D. W. DiDonna, 914; G. MacKenzie, 3,041; L. V. Rankin, 10,200; and H. J. Tucci, 5,328; and all directors and officers as a group, 75,143.

        Includes shares with restrictions and forfeiture risks as specified under the Long-Term Incentive Compensation Plan: R. K. Elliott, 138,304;
        V. J. Corbo, 201,159, D. W. DiDonna, 39,747; G. MacKenzie, 59,171; L. V.
        Rankin, 53,472; and H. J. Tucci, 62,195; and all directors and officers as a group, 755,173. Owners have the same voting and dividend rights as do other stockholders of Hercules, except for the right to sell or transfer.

        Mr. Kelley's total includes 1,594 shares that he holds jointly with his spouse.

                       PRINCIPAL STOCKHOLDERS OF HERCULES

                     The following table sets forth, based solely, except as otherwise described herein, on information contained in Hercules' 2001 proxy statement, the number and percentage of outstanding shares of common stock beneficially owned by each person known to ISP as of such date to be the beneficial owner of more than five percent of the outstanding shares of common stock. The information with respect to ISP has been provided by the members thereof as of ____ __, 2000.

                                                                              SHARES OF                PERCENTAGE OF
                                                                             COMMON STOCK                 COMMON
                                                                             BENEFICIALLY                  STOCK
STOCKHOLDERS                                                                    OWNED                   OUTSTANDING
------------                                                                    -----                   -----------
Capital Research & Management Company
333 South Hope Street
Los Angeles, California........................................               10,930,000                      10.3
ISP
ISP Investments Inc.
ISP Opco Holdings Inc.
c/o ISP Management Company, Inc.
1361 Alps Road, Wayne, New Jersey 07470........................               10,719,200                       9.98(1)
FMR Corp., 82 Devonshire Street Boston, Massachusetts 02109
(Fidelity Managed Funds).......................................                8,586,484                       7.99
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, Maryland............................................                7,017,677                       6.6
Merrill Lynch & Co. Inc.
250 Vesey Street
New York, New York.............................................                5,644,881                       5.31
Morgan Stanley Dean Witter
1585 Broadway
New York, New York.............................................                5,613,074                       5.28
Wellington Management Co. LLP
75 State Street
Boston, Massachusetts..........................................                5,585,600                       5.25(2)
Vanguard Windsor Funds Inc.
P.O. Box 2600, V37
Valley Forge, Pennsylvania.....................................                5,500,600                       5.17


(1) ISP Investments Inc. (through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of the shares. ISP Opco Holdings Inc., by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments Inc., may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares. ISP, by virtue of its ownership of all of the outstanding common stock of ISP Opco Holdings Inc., may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares. Samuel J. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately [79]% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares.

(2) As of December 31, 1999, Wellington Management Co. LLP ("Wellington"), in its capacity as investment adviser, may be deemed to have beneficial ownership of 5,585,600 shares, of the common stock of the Company. Such shares are owned by numerous investment advisory clients of Wellington, of which Vanguard Windsor Fund is known to have beneficial ownership of more than five percent of that class of securities of the Company.


              STOCKHOLDERS' PROPOSALS IN HERCULES' PROXY STATEMENT

                     Pursuant to Rule 14a-8(e)(2) under the Exchange Act, any proposal by a stockholder at the 2001 Annual Meeting, to be included in Hercules' proxy statement, must be received in writing at Hercules' principal executive offices not less than 120 calendar days in advance of the date of Hercules' proxy statement released to security holders in connection with its 2000 Annual Meeting of Stockholders. However, if the date of the meeting is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before Hercules begins to print and mail its proxy materials.

                     Proposals should be addressed to the Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894.

WE URGE YOU TO SIGN, DATE AND RETURN THE BLUE PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES AND THE ADOPTION OF OUR PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

Dated:  __________ __, 2001

                                         Sincerely,

                                         Your Fellow Stockholder:

                                         INTERNATIONAL SPECIALTY PRODUCTS INC.

                                                                      ANNEX I

                 THE DIRECTOR ELECTION BYLAW AMENDMENT PROPOSAL

                     RESOLVED, that the stockholders hereby exercise their right under Section 109 of the Delaware General Corporation Law to amend the Bylaws of Hercules Incorporated, effective at the time this resolution is approved by the stockholders of Hercules Incorporated, to delete the first sentence of Article II, Section 2 in its entirety and replace it with the following two sentences:

           "At each annual meeting, there shall be elected the number of directors necessary to fill the class of those whose term then expires. To be elected as a director, a nominee must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors."











                                     A-I-1

                                                                    ANNEX II

                         THE POISON PILL BYLAW PROPOSAL

                               RESOLVED, that the stockholders hereby exercise
                     their right under Section 109 of the Delaware General Corporation Law to amend the Bylaws of Hercules Incorporated, effective at the time this resolution is approved by the stockholders of Hercules Incorporated, to add a new Article VIII which shall read as follows:

                                  ARTICLE VIII
                            Shareholder Rights Plans

                     Section 1. The Corporation shall not adopt or maintain a poison pill, shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisitions of large holdings of the Corporation's shares of stock more difficult or expensive (such as the "Rights Agreement" adopted by the Board of Directors on August 4, 2000), unless such a plan or agreement is first approved by the affirmative vote of the holders of a majority of the shares of the Corporation's common stock present in person or represented by proxy at a regular or special meeting of the stockholders. The Corporation shall promptly redeem the rights distributed under the Rights Agreement dated as of August 4, 2000, between Hercules Incorporated and ChaseMellon Shareholder Services L.L.C., and terminate such Rights Agreement.

                     Section 2. If any particular provision of this Bylaw be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable so that the provisions of this Bylaw are enforced to the maximum extent possible.

                     Section 3. Notwithstanding any other provision of these Bylaws, this Bylaw may not be amended, altered or repealed in any way except by vote of the Corporation's stockholders.



                                     A-II-1

                                                                    ANNEX III

                         THE SECTION 203 BYLAW PROPOSAL

                     RESOLVED, that pursuant to Section 203(b)(3) of the Delaware General Corporation Law, the stockholders of Hercules Incorporated hereby amend the Company's Bylaws by adding a new
           Article IX which shall read as follows:

                                   ARTICLE IX
                  Delaware General Corporation Law Section 203

                     Section 1. The Corporation shall not be governed by
           Section 203 of the Delaware General Corporation Law.

                     Section 2. If any particular provision of this Bylaw be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable so that the provisions of this Bylaw are enforced to the maximum extent possible.











                                     A-III-1

                                                                      ANNEX IV

                  DELAWARE GENERAL CORPORATION LAW SECTION 203

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

           (1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

           (2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

           (3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b)        The restrictions contained in this section shall not apply if:

           (1) The corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

           (2) The corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of February 2, 1988, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

           (3) The corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has


                                     A-IV-1
                     never had a class of voting stock that falls within any of the 3 categories set out in subsection (b)(4) hereof, and
                     (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

           (4) The corporation does not have a class of voting stock that is: (i) Listed on a national securities exchange; (ii) authorized for quotation on The NASDAQ Stock Market; or
                     (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

           (5) A stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

           (6) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the 2nd sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to ss. 251(f) of this title, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of


                                     A-IV-2
                     either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause
                     (x) or (y) of the 2nd sentence of this paragraph; or

           (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any of paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

           Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

(c)        As used in this section only, the term:

           (1) "Affiliate" means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

           (2) "Associate," when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

           (3) "Business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

                     (i) Any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation,


                                     A-IV-3
                               partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

                     (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

                      (iii) Any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) Pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger underss.251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

                     (iv) Any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial


                                     A-IV-4
                               changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

                     (v) Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs
                               (i)-(iv) of this paragraph) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

           (4) "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

           (5) "Interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no


                                     A-IV-5
                     consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

           (6) "Person" means any individual, corporation, partnership, unincorporated association or other entity.

           (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

           (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

           (9) "Owner," including the terms "own" and "owned," when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

                      (i) Beneficially owns such stock, directly or indirectly; or

                      (ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy


                                     A-IV-6
                                 or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

                      (iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

(e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.














                                     A-IV-7

                                                                       ANNEX V

                 INFORMATION CONCERNING INTERNATIONAL SPECIALTY
                      PRODUCTS INC. AND OTHER PARTICIPANTS
                               IN THE SOLICITATION

                     Information is being given herein for (i) International Specialty Products Inc., a Delaware corporation ("ISP"), (ii) Samuel J. Heyman, a natural person and nominee for the Board of Directors of the Company, (iii) Sunil Kumar, a natural person and nominee for the Board of Directors of the Company, (iv) Gloria Schaffer, a natural person and nominee for the Board of Directors of the Company, (v) Raymond Troubh, a natural person and nominee for the Board of Directors of the Company, (vi) Richard A Weinberg, Executive Vice President, General Counsel and Secretary of ISP ("Weinberg"), (vii) Randall R. Lay, Executive Vice President and Chief Financial Officer of ISP ("Lay"), (viii) Susan B. Yoss, Executive Vice President and Treasurer of ISP ("Yoss"), (ix) Stephen R. Olsen, Senior Vice President-Corporate Development of ISP ("Olsen"),
(x) Jared Landaw, Vice President-Law of ISP ("Landaw") and (xi) Ben Stoller, Director-Corporate Finance and Investments of ISP ("Stoller" and together with Weinberg, Lay, Yoss, Olsen and Landaw, the "ISP Participants"), who are each a "participant in a solicitation" as defined under the proxy rules (collectively, the "Participants").

                     Information is also given for each of the entities listed on Schedule A to this Annex V, each of which is an "associate", as defined under the proxy rules, of ISP.

                     ISP is a Delaware corporation. ISP has its principal place of business at 300 Delaware Avenue, Wilmington, Delaware 19801. The business address of each of the ISP Participants is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470. The address of each of the entities listed on Schedule A to this Annex VI is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470.

                     The Participants may be deemed to have beneficial ownership of Hercules Common Stock as set forth immediately below. Except as set forth below, no associates of any of the Participants owns any Hercules Common Stock.






                                     A-V-1

                                                       NUMBER OF SHARES                            APPROXIMATE MARGIN
                                                         OF HERCULES                           INDEBTEDNESS WITH RESPECT
NAME                                                     COMMON STOCK                               TO COMMON STOCK
----                                                     ------------                               ---------------
ISP Investments Inc.                                      10,719,200                                      (2)
                                                    (direct ownership)(1)
ISP Opco Holdings Inc.                                    10,719,200                                      (2)
                                                   (indirect ownership)(1)
International Specialty Products Inc.                     10,719,200                                      (2)
                                                   (indirect ownership)(1)
Samuel J. Heyman                                          10,719,200                                      (2)
                                                   (indirect ownership)(1)
Sunil Kumar                                                   0                                           $ 0
Gloria Schaffer                                               0                                           $ 0
Raymond Troubh                                                0                                           $ 0
Richard A. Weinberg                                           0                                           $ 0
Randall R. Lay                                                0                                           $ 0
Susan B. Yoss                                                 0                                           $ 0
Stephen R. Olsen                                              0                                           $ 0
Jared Landaw                                                  0                                           $ 0
Ben Stoller                                                   0                                           $ 0


(1) ISP Investments (through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of the Hercules Common Stock. ISP Opco Holdings Inc. ("ISP Opco"), by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by ISP Investments. International Specialty Products Inc. ("ISP"), by virtue of its ownership of all of the outstanding common stock of ISP Opco, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by ISP Investments. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 79% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Hercules Common Stock owned by ISP Investments.

(2)        In the ordinary course of its business, ISP Investments Inc.
           purchases securities for its investment portfolio with funds obtained from the working capital of ISP Investments, loans from affiliates and borrowings pursuant to standard margin arrangements. Because the securities from multiple investments are pooled in one account, the amount of margin indebtedness incurred by ISP in connection with its


                                     A-V-2
           purchases of Hercules Common Stock, which purchases were numerous and made over several months, is impossible to determine with any degree of certainty.

                     To the best of the knowledge of the Participants and their associates, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Hercules, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

                     No Participant or associate owns any securities of the Company of record but not beneficially.

                     ISP does not have any special arrangements with any of the ISP Participants in connection with this proxy solicitation.

                     None of the Participants and none of their associates has any arrangement or understanding with any person with respect to (i) any future employment with Hercules or (ii) any future transactions to which Hercules or any of its affiliates may be a party. ISP and certain of its subsidiaries purchase and sell certain chemical products to Hercules and/or certain subsidiaries or affiliates of Hercules in the ordinary course of business in an aggregate amount per year that does not exceed $500,000. No family relationships exist among the Participants' nominees or between any Hercules director or executive officer and any of the Participants' nominees.

                     The following is a summary of all transactions in Hercules securities by the Participants over the last two years.

   DATE OF TRANSACTION          NATURE OF TRANSACTION           NUMBER OF SHARES
--------------------------------------------------------------------------------
      01/28/00                           Buy                         21,700
      03/01/00                           Buy                        196,000
      03/02/00                           Buy                      1,030,000
      03/03/00                           Buy                      1,200,000
      03/09/00                           Buy                         60,000
      03/13/00                           Buy                         35,000
      03/14/00                           Buy                         11,800
      03/15/00                           Buy                         45,000
      03/20/00                           Buy                        150,000
      03/22/00                           Buy                         65,000
      03/23/00                           Buy                         13,000
      03/28/00                           Buy                        200,000
      03/29/00                           Buy                        106,000
      03/31/00                           Buy                         55,000
      04/03/00                           Buy                         35,000
      04/04/00                           Buy                         62,600


                                     A-V-3

   DATE OF TRANSACTION          NATURE OF TRANSACTION           NUMBER OF SHARES
--------------------------------------------------------------------------------

      04/07/00                           Buy                          2,500
      04/10/00                           Buy                        102,000
      04/12/00                           Buy                        151,000
      04/13/00                           Buy                        165,500
      04/14/00                           Buy                        102,000
      04/17/00                           Buy                         55,000
      04/18/00                           Buy                         63,000
      04/19/00                           Buy                         60,000
      04/20/00                           Buy                        370,000
      04/24/00                           Buy                         34,900
      04/25/00                           Buy                        100,000
      04/26/00                           Buy                         81,500
      04/28/00                           Buy                          7,500
      05/01/00                           Buy                            200
      05/02/00                           Buy                         35,000
      05/03/00                           Buy                        135,000
      05/04/00                           Buy                         95,000
      05/05/00                           Buy                         50,000
      05/08/00                           Buy                         35,000
      05/09/00                           Buy                         35,000
      05/10/00                           Buy                          1,000
       6/5/00                            Buy                         14,100
       6/6/00                            Buy                         41,200
       6/7/00                            Buy                         35,000
       6/8/00                            Buy                         14,400
       6/9/00                            Buy                         16,000
      6/19/00                            Buy                         70,000
      6/20/00                            Buy                         50,000
      6/22/00                            Buy                          2,500
      6/23/00                            Buy                         25,000
      7/10/00                            Buy                         35,000
      7/11/00                            Buy                         35,000
      7/12/00                            Buy                         11,800
      7/14/00                            Buy                      5,355,000
      7/17/00                            Buy                         40,000
      7/20/00                            Buy                          3,000
      7/21/00                            Buy                          4,000


                                     A-V-4

                                                        SCHEDULE A TO ANNEX V

               Associates of International Specialty Products Inc.
               ---------------------------------------------------

ISP Acquisition Corp.
ISP Investments Inc.
ISP Opco Holdings Inc.
Belleville Realty Corp.
ISP Alginates Inc.
ISP Management Company, Inc.
ISP Chemicals Inc.
ISP Minerals Inc.
ISP Technologies Inc.
ISP Mineral Products Inc.
ISP Environmental Services Inc.
Bluehall Incorporated
ISP Realty Corporation
ISP Real Estate Company, Inc.
International Specialty Products Funding Corporation
ISP Newark Inc.
ISP Van Dyk Inc.
ISP Fine Chemicals Inc.
ISP Freetown Fine Chemicals Inc.
Verona Inc.
ISP Global Technologies Inc.
ISP International Corp.
ISP Marl Holdings GmbH
ISP Holdings (U.K.) Ltd.
ISP Ireland
ISP (Puerto Rico) Inc.
ISP Marl GmbH
ISP Acetylene GmbH
ISP Alginates (U.K.) Ltd.
ISP (Great Britain) Co. Ltd.
ISP Andina, C.A.
ISP Argentina S.A.
ISP Asia Pacific Pte Ltd.
ISP (Australasia) Pte Ltd.
ISP (Belgium) N.V.
ISP (Belgium) International N.V.
ISP do Brasil Ltda.
ISP (Canada) Inc.
ISP Ceska Republika Spol S.R.O.


                                     A-V-5

ISP (China) Limited
ISP Colombia Ltda.
ISP Freight Service N.V.
ISP Global Operations (Barbados) Inc.
ISP Global Technologies (Germany) Holding GmbH
ISP Customer Service GmbH
ISP Global Technologies Deutschland GmbH
International Specialty Products ISP (France) S.A.
ISP (Hong Kong) Limited
ISP (Italia) S.r.l.
ISP (Japan) Ltd.
ISP (Korea) Limited
ISP Mexico, S.A. de C.V.
ISP (Norden) A.B.
ISP (Osterreich) GmbH
ISP (Polska) Sp.z. o.p.
ISP Sales (Barbados) Inc.
ISP Sales (U.K.) Limited
ISP (Singapore) Pte Ltd.
ISP (Switzerland) A.G.
ISP (Thailand) Co., Ltd.
Chemfields Pharmaceuticals Private Limited
Kelp Industries Pty Ltd
Arramara Teoranta
Thorverk Hf









                                     A-V-6

                               [PRELIMINARY COPY]

PROXY

                              HERCULES INCORPORATED

              PROXY SOLICITED ON BEHALF OF INTERNATIONAL SPECIALTY
           PRODUCTS INC. AND THE OTHER PARTICIPANTS IDENTIFIED IN THE
      PROXY STATEMENT FURNISHED HEREWITH ("ISP") FOR THE ANNUAL MEETING OF
                    STOCKHOLDERS, APRIL 26, 2001 AT ____ A.M.

The undersigned stockholder of Hercules Incorporated ("Hercules") hereby appoints Samuel J. Heyman and Sunil Kumar and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of Hercules Incorporated to be held at ___________________ on April 26, 2001 at ____ A.M., local time, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

                     Receipt of the Proxy Statement furnished herewith is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. ON MATTERS FOR WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF ISP. YOU MAY APPROVE OR VOTE SEPARATELY ON ANY OR ALL OF THE PROPOSALS.





                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

             ISP RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED BELOW.
                                    ---

                   ISP RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1.
                                          ---

                                                                      FOR              AGAINST            ABSTAIN
1.       THE OMNIBUS PROPOSAL                                         [_]                [_]                [_]





                   ISP RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.
                                          ---

                                                                      FOR              AGAINST            ABSTAIN
2.       THE BYLAW REPEAL PROPOSAL                                    [_]                [_]                [_]






                   ISP RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3.
                                          ---

                                                                      FOR              AGAINST            ABSTAIN
3.       THE DIRECTOR ELECTION                                        [_]                [_]                [_]
         BYLAW AMENDMENT PROPOSAL



                   ISP RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4.
                                          ---

4.       Election of Directors

FOR all nominees listed on the right (except    WITHHOLD AUTHORITY to vote for    NOMINEES: Samuel J. Heyman, Sunil Kumar,
as marked to the contrary hereon).              all nominees listed to the        Gloria Schaffer, Raymond Troubh
                                                right.                            (Instructions:  To withhold authority to vote for
                                                                                  any individual nominee, write that nominee's name
                                                                                  in the space provided below.)
                  [_]                                         [_]                 _____________________________________________



                   ISP RECOMMENDS A VOTE "FOR" PROPOSAL NO. 5.
                                          ---

                                                                      FOR              AGAINST            ABSTAIN
5.       THE POISON PILL BYLAW PROPOSAL                               [_]                [_]                [_]

                   ISP RECOMMENDS A VOTE "FOR" PROPOSAL NO. 6.
                                          ---


                                                                      FOR              AGAINST            ABSTAIN
6.       THE SECTION 203 BYLAW PROPOSAL                               [_]                [_]                [_]



                         ISP MAKES NO RECOMMENDATION ON
                       THE FOLLOWING MATTER TO BE VOTED ON
                           AT THE 2001 ANNUAL MEETING


                                                                      FOR              AGAINST           ABSTAIN
RATIFICATION OF INDEPENDENT AUDITORS                                  [_]                [_]               [_]



IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.



P                                 Dated: _____________, 2001


R                                 ----------------------------------------
                                             (Signature)

O                                 ----------------------------------------
                                             (Signature if held jointly)

X
                                  ----------------------------------------
                                     Title:
Y

                                 Please sign exactly as name appears hereon.
                                 When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2001 Annual Meeting of Hercules Incorporated and any adjournment or postponement thereof.